Exhibit 3.2

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

	TABLE OF CONTENTS

	ARTICLE I

	DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Construction	11

	ARTICLE II

	ORGANIZATION

Section 2.1	Formation	11
Section 2.2	Name	12
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	12
Section 2.4	Purposes	12
Section 2.5	Powers	12
Section 2.6	Power of Attorney	12
Section 2.7	Term	14
Section 2.8	Title to Company Assets	14

	ARTICLE III

	MEMBERS AND SHARES

Section 3.1	Members	14
Section 3.2	Authorization to Issue Shares; Issued Preferred Shares Designations	15
Section 3.3	Certificates	17
Section 3.4	Record Holders	18
Section 3.5	Registration and Transfer of Shares	18
Section 3.6	Capital Accounts	19
Section 3.7	Splits and Combinations	22

	ARTICLE IV

	ALLOCATIONS AND DISTRIBUTIONS

Section 4.1	Allocations for Capital Account Purposes	23
Section 4.2	Allocations for Tax Purposes	26
Section 4.3	Distributions to Record Holders	28

	ARTICLE V

	MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1	Power and Authority of Board of Directors	29

(i)

(ii)

(iii)

	ARTICLE XII

	GENERAL PROVISIONS

Section 12.1	Addresses and Notices	69
Section 12.2	Further Action	69
Section 12.3	Binding Effect	69
Section 12.4	Integration	69
Section 12.5	Creditors	69
Section 12.6	Waiver	69
Section 12.7	Counterparts	69
Section 12.8	Applicable Law	70
Section 12.9	Invalidity of Provisions	70
Section 12.10	Consent of Members	70
Section 12.11	Facsimile Signatures	70

EXHIBITS

EXHIBIT A – SHARE CERTIFICATE

EXHIBIT B – SERIES A PREFERRED SHARE CERTIFICATE

EXHIBIT C – SERIES B PREFERRED SHARE CERTIFICATE

ANNEX A – SHARE DESIGNATION WITH RESPECT TO THE SERIES A PREFERRED SHARES

ANNEX B – SHARE DESIGNATION WITH RESPECT TO THE SERIES B PREFERRED SHARES

(iv)

THIRD AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT OF FORTRESS TRANSPORTATION AND
INFRASTRUCTURE INVESTORS LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC, is dated as of November 27, 2019.  Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in Section 1.1.

WHEREAS, the Company was formed under the Delaware Act pursuant to a certificate of domestication and a certificate of formation, each filed with the Secretary of State of the State of Delaware on February 10, 2014 and effective as of February 13, 2014, and a Limited Liability Company Agreement of Fortress Transportation and Infrastructure Investors LLC, dated as of February 19, 2014 (the “Original LLC Agreement”); and

WHEREAS, the Company entered into an Amended and Restated Limited Liability Company Agreement, dated as of May 20, 2015, and the First Amendment thereto, dated as of March 8, 2016 (collectively, the “Amended and Restated LLC Agreement”), for the purpose of amending certain provisions of the Original LLC Agreement; and

WHEREAS, the Company entered into a Second Amended and Restated Limited Liability Company Agreement, dated as of September 12, 2019 (the “Second Amended and Restated LLC Agreement”), for the purpose of amending certain provisions of the Amended and Restated LLC Agreement; and

WHEREAS, the Board of Directors has determined that it is desirable and in the best interests of the Company to designate the Series B Preferred Shares as a new class of Preferred Shares; and

WHEREAS, pursuant to Section 3.2(c) of the Second Amended and Restated LLC Agreement, the Board of Directors has authorized and approved the designation and issuance of the Series B Preferred Shares; and

WHEREAS, pursuant to Sections 3.2(e) and 9.3 of the Second Amended and Restated LLC Agreement, the Board of Directors has authorized and approved the amendment and restatement of the Second Amended and Restated LLC Agreement.

NOW THEREFORE, the Second Amended and Restated LLC Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Member” means a Person admitted as a Member of the Company in accordance with Article III as a result of an issuance of Shares to such Person by the Company.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751 -1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 4.1(d)(i) or Section 4.1(d)(ii)).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  The “Adjusted Capital Account” of a Member in respect of a Share shall be the amount that such Adjusted Capital Account would be if such Share were the only interest in the Company held by such Member from and after the date on which such Share was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 3.6(d)(i) or Section 3.6(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question.  As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 4.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Board of Directors, without taking into account any liabilities to which such Contributed Property was subject at such time.  The Board of Directors shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of Fortress Transportation and Infrastructure Investors LLC (including the Issued Preferred Shares Designations), as it may be amended, supplemented or restated from time to time.

“Amended and Restated LLC Agreement” has the meaning assigned to such term in the Recitals.

“Board of Directors” has the meaning assigned to such term in Section 5.1.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.6.  The “Capital Account” of a Member in respect of a Share shall be the amount that such Capital Account would be if such Share were the only interest in the Company held by such Member from and after the date on which such Share was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.6(d)(i) and Section 3.6(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board of Directors.

“Certificate” means a certificate (i) substantially in the form of Exhibit A (in the case of Common Shares), Exhibit B (in the case of Series A Preferred Shares) or Exhibit C (in the case of the Series B Preferred Shares) to this Agreement, (ii) in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more Shares.

“Certificate of Domestication” means the Certificate of Domestication of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 5.20, as such Certificate of Domestication may be amended, supplemented or restated from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 5.20, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Chairman of the Board” has the meaning assigned to such term in Section 5.8.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Members” means the Members that hold Common Shares, and shall only refer to the Common Shares (and not any Preferred Shares) held by such Members.

“Common Shares” means any Shares that are not Preferred Shares.

“Company” means Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company, and any successors thereto.

“Company Group” means the Company and each Subsidiary of the Company.

“Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 3.6(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 4.1(d)(ix).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depositary” means, with respect to any Shares issued in global form, The Depository Trust Company and its successors and permitted assigns.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Director” means a member of the Board of Directors.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Group Member” means a member of the Company Group.

“Indemnified Person” means (a) any Person who is or was a Director, officer or tax matters partner of the Company, (b) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of another Person (including any Subsidiary); provided, that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (c) any Person the Board of Directors designates as an “Indemnified Person” for purposes of this Agreement.

“Independent Director” means a Director who (i) qualifies as an “independent director” within the meaning of the corporate governance listing standards from time to time adopted by the NYSE (or, if at any time the Common Shares are not listed on the NYSE and are listed on a stock exchange other than the NYSE, the applicable corporate governance listing standards of such stock exchange) with respect to the composition of the board of directors of a listed company (without regard to any independence criteria applicable under such standards only to the members of a committee of the board of directors) and (ii) also satisfies the minimum requirements of director independence of Rule 10A-3(b)(1) under the Exchange Act (as from time to time in effect), whether or not such Director is a member of the audit committee.

“Initial Members” means FTAI Offshore Holdings L.P., Fortress Worldwide Transportation and Infrastructure Investors LP.

“IPO” means the initial offering and sale of Common Shares to the public, as described in the IPO Registration Statement.

“IPO Registration Statement” means the Registration Statement on Form S-1 (Registration No.  333-193182) as it has been or as it may be amended or supplemented from time to time, filed by the Company with the Commission under the Securities Act to register the offering and sale of the Common Shares in the IPO.

“Issued Preferred Holders” means the Series A Holders and the Series B Holders.

“Issued Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares.

“Issued Preferred Shares Designations” means the Series A Preferred Share Designation and the Series B Preferred Share Designation.  For the avoidance of doubt, any reference in this Agreement to an “applicable” Issued Preferred Shares Designation means, (i) with respect to the Series A Preferred Shares, the Series A Holders or the Series A Nonpayment Directors, the Series A Preferred Share Designation and, (ii) with respect to the Series B Preferred Shares, the Series B Holders or the Series B Nonpayment Directors, the Series B Preferred Share Designation.

“Issued Preferred Shares Liquidation Preference” means, (i) with respect to the Series A Preferred Shares, the Series A Liquidation Preference and, (ii) with respect to the Series B Preferred Shares, the Series B Liquidation Preference.

“Issued Preferred Shares Nonpayment Board Expansion” means a Series A Nonpayment Board Expansion or a Series B Nonpayment Board Expansion, as applicable.

“Issued Preferred Shares Nonpayment Directors” means the Series A Nonpayment Directors or the Series B Nonpayment Directors, as applicable.  For the avoidance of doubt, certain Issued Preferred Shares Nonpayment Directors may be both Series A Nonpayment Directors and Series B Nonpayment Directors.

“Issued Preferred Shares Registration Statements” means the Series A Preferred Shares Registration Statement and the Series B Preferred Shares Registration Statement.

“Liquidation Date” means the date on which an event giving rise to the dissolution of the Company occurs.

“Liquidator” means one or more Persons selected by the Board of Directors to perform the functions described in Section 8.2 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Manager” means FIG LLC, a Delaware limited liability company, together with its permitted assignees under the Management and Advisory Agreement, dated as of May 20, 2015, between the Company and FIG LLC, as amended, supplemented or restated from time to time.

“Member” means each member of the Company, including, unless the context otherwise requires, each Initial Member, each Substitute Member and each Additional Member.

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Merger Agreement” has the meaning assigned to such term in Section 10.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 3.6(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain for such taxable year over the Company’s items of loss and deduction for such taxable year.  The items included in the calculation of Net Income shall be determined in accordance with Section 3.6(b) and shall not include any items specially allocated under Section 4.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction for such taxable year over the Company’s items of income and gain for such taxable year.  The items included in the calculation of Net Loss shall be determined in accordance with Section 3.6(b) and shall not include any items specially allocated under Section 4.1(d).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“NYSE” means the New York Stock Exchange.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) acceptable to the Board of Directors.

“Original LLC Agreement” has the meaning assigned to such term in the Recitals.

“Outstanding” means, with respect to a class or series of Shares, all Shares of such class or series that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

“Percentage Interest” means, as of any date of determination, (i) as to any Common Shares, the product obtained by multiplying (a) 100% less the percentage applicable to the Shares referred to in clause (ii) by (b) the quotient obtained by dividing (x) the number of such Common Shares by (y) the total number of all Outstanding Common Shares, and (ii) as to any other Shares, if applicable, the percentage established for such Shares by the Board of Directors as a part of the issuance of such Shares.  For the avoidance of doubt, as set forth in the applicable Issued Preferred Shares Designation, no “Percentage Interest” has been established for any series of Issued Preferred Shares.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 10.1.

“Preferred Shares” means (i) the Issued Preferred Shares and (ii) any other class of Shares that entitles the Record Holders thereof to a preference or priority over the Record Holders of the Common Shares in (a) the right to share profits or losses or items thereof, (b) the right to share in Company distributions, or (c) rights upon dissolution or liquidation of the Company.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means, with respect to any class or series of Shares, the date established by the Company for determining (a) the identity of the Record Holders of such class or series of Shares entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members, in each case to the extent applicable to such class or series of Shares, or (b) the identity of Record Holders of such class or series entitled to receive any report or payment of any dividend or other distribution on such class or series of Shares or to participate in any offer for such class or series of Shares; provided that the Record Date for determining the identity of Issued Preferred Holders entitled to receive payment of distributions on any Issued Preferred Shares shall be determined in accordance with the applicable Issued Preferred Shares Designation.

“Record Holder” or “holder” means with respect to any Shares, the Person in whose name such Shares are registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or otherwise the Person in whose name such Shares are registered on the books that the Company has caused to be kept as of the opening of business on such Business Day.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 20, 2015, among the Company, FIG LLC and Fortress Transportation and Infrastructure Master GP LLC.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses under Section 4.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Sections 4.1(d)(i), 4.1(d)(ii), 4.1(d)(iii), 4.1(d)(vi) or 4.1(d)(viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 4.2(b)(i)(A) or Section 4.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Second Amended and Restated LLC Agreement” has the meaning assigned to such term in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Series A Holder” has the meaning set forth in the Series A Preferred Share Designation.

“Series A Liquidation Preference” has the meaning set forth in the Series A Preferred Share Designation.

“Series A Preferred Share” has the meaning set forth in the Series A Preferred Share Designation.

“Series A Preferred Share Designation” means the Share Designation with respect to the 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares, annexed hereto as Annex A, as it may be amended, supplement or restated from time to time.

“Series A Preferred Shares Registration Statement” means the Registration Statement on Form S-3 (Registration No. 333-216247), as amended or supplemented from time to time prior to the date hereof, pursuant to which the offering and sale of the Series A Preferred Shares was registered.

“Series A Nonpayment Board Expansion” has the meaning set forth in the Series A Preferred Share Designation.

“Series A Nonpayment Directors” has the meaning set forth in the Series A Preferred Share Designation.

“Series B Holder” has the meaning set forth in the Series B Preferred Share Designation.

“Series B Liquidation Preference” has the meaning set forth in the Series B Preferred Share Designation.

“Series B Preferred Share” has the meaning set forth in the Series B Preferred Share Designation.

“Series B Preferred Share Designation” means the Share Designation with respect to the 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, annexed hereto as Annex B, as it may be amended, supplement or restated from time to time.

“Series B Preferred Shares Registration Statement” means the Registration Statement on Form S-3 (Registration No. 333-216247), as amended or supplemented from time to time prior to the date hereof, pursuant to which the offering and sale of the Series B Preferred Shares was registered.

“Series B Nonpayment Board Expansion” has the meaning set forth in the Series B Preferred Share Designation.

“Series B Nonpayment Directors” has the meaning set forth in the Series B Preferred Share Designation.

“Share” means a share (including the Common Shares and the Issued Preferred Shares) issued by the Company that evidences a Member’s rights, powers and duties with respect to the Company pursuant to this Agreement and the Delaware Act.  Shares may be Common Shares or Preferred Shares, and may be issued in different classes or series.

“Share Designation” has the meaning assigned to such term in Section 3.2(c).

“Share Majority” means a majority of the total votes that may be cast in the election of Directors by holders of all Outstanding Voting Shares.

“Solicitation Notice” has the meaning assigned to such term in Section 11.11(c).

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

“Substitute Member” means a Person who is admitted as a Member of the Company pursuant to Section 3.5(d) as a result of a transfer of Shares to such Person.

“Super-Majority” means two-thirds of the total votes that may be cast in the election of Directors by holders of all Outstanding Voting Shares.

“Surviving Business Entity” has the meaning assigned to such term in Section 10.2(a).

“Tax Matters Partner” means the “tax matters partner” as defined in the Code.

“transfer” means, with respect to a Share, a transaction by which the Record Holder of such Share assigns such Share to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Transfer Agent” means, with respect to any class of Shares, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class of Shares; provided that if no Transfer Agent is specifically designated for such class of Shares, the Company shall act in such capacity.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Underwriter” means each Person named as an underwriter in the Underwriting Agreement who is obligated to purchase Series B Preferred Shares pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement, dated as of November 22, 2019, entered into by the Company providing for the sale of Series B Preferred Shares.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 3.6(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.6(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.6(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 3.6(d)).

“Voting Shares” means the Common Shares and any other class of Shares issued after the date of this Agreement that entitles the Record Holder thereof to vote on any matter submitted for consent or approval of Members generally under this Agreement. For the avoidance of doubt, as set forth in the applicable Issued Preferred Shares Designation, the Issued Preferred Shares are not “Voting Shares” and the Issued Preferred Shares shall have only such voting rights as set forth in the applicable Issued Preferred Shares Designation or as otherwise required by applicable law.

Section 1.2         Construction.  Unless the context requires otherwise:  (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; and (d) references to this “Agreement” shall be deemed to include any Share Designation annexed to this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1        Formation.  The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act.  Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act.  All Shares shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

Section 2.2         Name.  The name of the Company shall be “Fortress Transportation and Infrastructure Investors LLC.” The Company’s business may be conducted under any other name or names, as determined by the Board of Directors.  The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.  The Board of Directors may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3         Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company.  The principal office of the Company shall be located at 1345 Avenue of the Americas, 46th floor, New York, New York 10105 or such other place as the Board of Directors may from time to time designate by notice to the Members.  The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.

Section 2.4         Purposes.  The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, limited liability company or other entity, and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes; provided, however, that, except pursuant to Section 10.6, the Company shall not engage, directly or indirectly, in any business activity that the Board of Directors determines would cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Section 2.5         Powers.  The Company shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in Section 2.4.

Section 2.6        Power of Attorney.  Each Member hereby constitutes and appoints each of the Chief Executive Officer, the Chief Financial Officer and the Secretary and, if a Liquidator shall have been selected pursuant to Section 8.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their attorneys-in-fact or authorized officers, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(a)          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(i)         all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(ii)        all certificates, documents and other instruments that the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

(iii)       all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board of Directors or the Liquidator determines to be necessary or appropriate to reflect the dissolution, liquidation and termination of the Company pursuant to the terms of this Agreement;

(iv)       all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Articles III or VIII;

(v)         all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class of Shares issued pursuant to Section 3.2; and

(vi)       all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company pursuant to Article X.

(b)         execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Board of Directors or the Liquidator determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement; provided, that when required by Section 9.2 or any other provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series required to take any action, the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Liquidator may exercise the power of attorney made in this Section 2.6(b) only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such class or series, as applicable.

Nothing contained in this Section 2.6 shall be construed as authorizing the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Liquidator to amend, change or modify this Agreement except in accordance with Article IX and the Issued Preferred Shares Designations, as applicable, or as may be otherwise expressly provided for in this Agreement.

(c)        The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member’s Shares and shall extend to such Member’s heirs, successors, assigns and personal representatives.  Each such Member hereby agrees to be bound by any representation made by the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Liquidator, taken in good faith under such power of attorney in accordance with this Section 2.6.  Each Member shall execute and deliver to the Chief Executive Officer, the Chief Financial Officer, the Secretary or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such officers or the Liquidator determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Section 2.7         Term.  The Company’s term shall be perpetual, unless and until it is dissolved in accordance with the provisions of Article VIII.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.8         Title to Company Assets.  Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Director or officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.  Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, as the Board of Directors may determine.  All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

MEMBERS AND SHARES

Section 3.1          Members.

(a)         A Person shall be admitted as a Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Share and becomes the Record Holder of such Share in accordance with the provisions of this Article III.  A Person may become a Record Holder without the consent or approval of any of the Members.  A Person may not become a Member without acquiring a Share.

(b)          The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent.  The Secretary of the Company shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c)         Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

(d)         Subject to Articles X and XI and, with respect to any class or series of Preferred Shares, the terms of the Share Designation in respect of such class or series of Preferred Shares, Members may not be expelled from or removed as Members of the Company.  Members shall not have any right to withdraw from the Company; provided, that when a transferee of a Member’s Shares becomes a Record Holder of such Shares, such transferring Member shall cease to be a member of the Company with respect to the Shares so transferred.

(e)         Except to the extent expressly provided in this Agreement:  (i) no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

(f)          Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group.  Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

Section 3.2          Authorization to Issue Shares; Issued Preferred Shares Designations.

(a)        The Company may issue Shares, and options, rights, warrants and appreciation rights relating to Shares, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members (except as otherwise expressly provided in any Share Designation), notwithstanding any provision of Sections 7.1 or 7.2.  Each Share shall have the rights and be governed by the provisions set forth in this Agreement.  Except to the extent expressly provided in this Agreement, no Shares shall entitle any Member to any preemptive, preferential, or similar rights with respect to the issuance of Shares.

(b)         As of the date of this Agreement, there are two classes of Shares outstanding (the Common Shares and the Preferred Shares) and the Board of Directors has designated two series of the Preferred Shares (the Series A Preferred Shares and the Series B Preferred Shares, with such designations, preferences, rights, powers and duties set forth in the applicable Issued Preferred Shares Designation).  On the date of this Agreement, the Company will issue the Series B Preferred Shares to the Underwriters in accordance with the Underwriting Agreement. The Common Shares shall entitle the Record Holders thereof to one vote per Common Share on any and all matters submitted for the consent or approval of Members generally.  Notwithstanding anything to the contrary in this Agreement, the Issued Preferred Holders shall have the right to vote solely as provided by, and upon the terms and subject to the conditions set forth in, the applicable Issued Preferred Shares Designation.  The Company and certain Affiliates of the Initial Members entered into the Registration Rights Agreement, which sets forth certain agreements among them, including with respect to the registration of the Common Shares held by them under the Securities Act.

(c)         In addition to the Common Shares and the Series A Preferred Shares Outstanding on the date of this Agreement and the Series B Preferred Shares to be issued and sold on the date hereof pursuant to the Underwriting Agreement, without the consent or approval of any Members (except as otherwise expressly provided in any Share Designation), additional Shares may be issued by the Company in one or more classes, with such designations, preferences, rights, powers and duties (which may be junior to, equivalent to, or senior or superior to, any existing classes of Shares), as shall be fixed by the Board of Directors and reflected in a written action or actions approved by the Board of Directors in compliance with Section 5.1 (each, including each Issued Preferred Shares Designation, a “Share Designation”), including (i) the right to share Company profits and losses or items thereof; (ii) the right to share in Company distributions, the dates distributions will be payable and whether distributions with respect to such series or class will be cumulative or non-cumulative; (iii) rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may redeem the Shares; (v) whether such Shares are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, or any adjustments thereto, the date or dates on which, or the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made; (vi) the terms and conditions upon which such Shares will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest, if any, applicable to such Shares; (viii) the terms and amounts of any sinking fund provided for the purchase or redemption of Shares of the class or series; (ix) whether there will be restrictions on the issuance of Shares of the same class or series or any other class or series; and (x) the right, if any, of the holder of each such Share to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Shares.  A Share Designation (or any resolution of the Board of Directors amending any Share Designation) shall be effective when a duly executed original of the same is delivered to the Secretary of the Company for inclusion among the permanent records of the Company, and shall be annexed to, and constitute part of, this Agreement.  Unless otherwise provided in the applicable Share Designation, the Board of Directors may at any time increase or decrease the amount of Preferred Shares of any class or series, but not below the number of Preferred Shares of such class or series then Outstanding.

(d)         The Company is authorized to issue up to 2,000,000,000 Common Shares and up to 200,000,000 Preferred Shares.  All Shares issued pursuant to, and in accordance with the requirements of, this Article III shall be validly issued Shares in the Company, except to the extent otherwise provided in the Delaware Act or this Agreement.

(e)         The Board of Directors may, without the consent or approval of any Members, amend this Agreement and make any filings under the Delaware Act or otherwise to the extent the Board of Directors determines that it is necessary or desirable in order to effectuate any issuance of Shares pursuant to this Article III, including an amendment of Section 3.2(d).

(f)          As of September 12, 2019, the Series A Preferred Share Designation was, and, as of the date hereof, the Series B Preferred Share Designation has been, made part of this Agreement.

Section 3.3          Certificates.

(a)         Upon the Company’s issuance of Shares to any Person, the Company shall issue one or more Certificates in the name of such Person evidencing the number of such Shares being so issued.  Certificates shall be executed on behalf of the Company by the Chairman or any Co-Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary.  No Certificate representing Shares shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors elects to issue Shares in global form, the Certificates representing Shares shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Shares have been duly registered in accordance with the directions of the Company.  Any or all of the signatures required on the Certificate may be by facsimile.  If any officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such officer or Transfer Agent at the date of issue.  Certificates for each class of Shares shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number and type of Shares.

(b)        If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Shares as the Certificate so surrendered.  The appropriate officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:  (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company.  If a Member fails to notify the Company within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Shares represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such transfer or for a new Certificate.  As a condition to the issuance of any new Certificate under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 3.4        Record Holders.  The Company shall be entitled to recognize the Record Holder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Shares are listed for trading.  Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Shares.

Section 3.5          Registration and Transfer of Shares.

(a)         The term “transfer,” when used in this Agreement with respect to a Share, shall be deemed to refer to a transaction by which the Record Holder of such Share assigns such Share to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)        The Company shall keep or cause to be kept on behalf of the Company a register that will provide for the registration and transfer of Shares.  The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Shares and Issued Preferred Shares and transfers of such Common Shares and Issued Preferred Shares as herein provided.  Upon surrender of a Certificate for registration of transfer of any Shares evidenced by a Certificate, the appropriate officers of the Company shall execute and deliver, and in the case of Common Shares and Issued Preferred Shares, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Shares as were evidenced by the Certificate so surrendered, provided that a transferor shall provide the address and facsimile number for each such transferee as contemplated by Section 12.1.

(c)       The Company shall not recognize any transfer of Shares until the Certificates evidencing such Shares are surrendered for registration of transfer.  No charge shall be imposed by the Company for such transfer; provided, that as a condition to the issuance of any new Certificate, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(d)         By acceptance of the transfer of any Share, each transferee of a Share (including any nominee holder or an agent or representative acquiring such Shares for the account of another Person) (i) shall be admitted to the Company as a Substitute Member with respect to the Shares so transferred to such transferee when any such transfer or admission is reflected in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Shares so transferred, (iv) grants powers of attorney to the officers of the Company and any Liquidator of the Company, as specified herein, and (v) makes the consents and waivers contained in this Agreement.  The transfer of any Shares and the admission of any new Member shall not constitute an amendment to this Agreement.

(e)          Nothing contained in this Agreement shall preclude the settlement of any transactions involving Shares entered into through the facilities of any National Securities Exchange on which such Shares are listed for trading.

Section 3.6          Capital Accounts.

(a)         The Company shall maintain for each Member (or a beneficial owner of Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Company) owning Shares a separate Capital Account with respect to such Shares in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  The Company shall maintain such Capital Accounts on a per class or series basis, as appropriate.  Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Shares pursuant to this Agreement and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 3.6(b) and allocated with respect to such Shares pursuant to Section 4.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Shares pursuant to this Agreement (other than preferred distributions on Issued Preferred Shares pursuant to Section 2.3 of the applicable Issued Preferred Shares Designation) and (y) all items of Company deduction and loss computed in accordance with Section 3.6(b) and allocated with respect to such Shares pursuant to Section 4.1.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation.  In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts or any adjustments thereto (including adjustments relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Treasury Regulation, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article VIII hereof upon the dissolution of the Company.  The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality among the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

(b)         For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article IV and is to be reflected in the Capital Accounts of Common Members that hold Common Shares, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)         Solely for purposes of this Section 3.6, the Company shall be treated as owning directly its proportionate share (as determined by the Board of Directors based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity or arrangement that is classified as a partnership for federal income tax purposes, of which a Group Member is, directly or indirectly, a partner.

(ii)        All fees and other expenses incurred by the Company to promote the sale of (or to sell) Shares that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 4.1.

(iii)       Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)       Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(v)         In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined in the manner described in Regulation Section 1.704-3(d)(2).  Upon an adjustment pursuant to Section 3.6(d) to the Carrying Value of any Adjusted Property that is subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined in the manner described in Regulation Section 1.704-3(d)(2).

(c)          A transferee of Shares shall succeed to a pro rata portion of the Capital Account of the transferor based on the number of Shares so transferred.

(d)         (i)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Shares for cash or Contributed Property and the issuance of Shares as consideration for the provision of services, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance may, in the sole discretion of the Company, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 4.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated.  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) immediately prior to the issuance of additional Shares shall be determined by the Board of Directors using such method of valuation as it may adopt; provided, however, that the Board of Directors, in arriving at such valuation, must take fully into account the fair market value of the Shares of all Members at such time.  The Board of Directors shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii)        In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Share), the Capital Accounts of all Members and the Carrying Value of all Company property may be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 4.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated.  In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 8.3 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 3.6(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 8.3, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

(iii)        The Board of Directors may make the adjustments described in clauses (i) and (ii) above in the manner set forth therein if the Board of Directors determines that such adjustments are necessary or useful to effectuate the intended economic arrangement among the Members (i.e., that equal distributions be paid with respect to each Common Share), including Members who received Shares in connection with the performance of services to or for the benefit of the Company.

(e)          Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Board of Directors shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, as well as book and tax allocations of items of income, gain, loss and deduction are computed in order to effectuate the intended economic sharing arrangement of the Members (i.e., that equal distributions be paid with respect to each Common Share), the Board of Directors may make such modification.

Section 3.7          Splits and Combinations.

(a)          Subject to paragraph (d) of this Section, the Company may make a pro rata distribution of Shares of any class or series to all Record Holders of such class or series of Shares, or may effect a subdivision or combination of Shares of any class or series so long as, after any such event, (i) each Record Holder of such class or series of Shares shall have the same Percentage Interest in the Company as before such event, and (ii) any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted (including, with respect to any Issued Preferred Shares, the Issued Preferred Shares Liquidation Preference, the per share amount of all distributions, the redemption price and the voting rights).

(b)         Whenever such a distribution, subdivision or combination of Shares of a class or series is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder of such class or series of Shares as of a date not less than 10 days prior to the date of such notice.  The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Shares of such class or series to be held by such Record Holder after giving effect to such distribution, subdivision or combination.  The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)          Promptly following any such distribution, subdivision or combination, the Company may issue Certificates to the Record Holders of Shares of such class or series as of the applicable Record Date representing the new number of Shares of such class or series held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes.  If any such combination results in a smaller total number of Shares of such class or series Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate in respect of the Shares of such class or series held by such Record Holder immediately prior to such Record Date.

(d)         The Company shall not issue fractional Shares upon any distribution, subdivision or combination of Shares.  If a distribution, subdivision or combination of Shares would otherwise result in the issuance of fractional Shares, each fractional Share shall be rounded to the nearest whole Share (and a 0.5 Share shall be rounded to the next higher Share) or the Company may pay cash in lieu of the issuance of any such fractional Shares as determined by the Board of Directors.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1         Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 3.6(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

(a)         Net Income.  After giving effect to the special allocations set forth in Section 4.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Common Members in accordance with their respective Percentage Interests.

(b)         Net Losses.  After giving effect to the special allocations set forth in Section 4.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Common Members in accordance with their respective Percentage Interests; provided that to the extent any allocation of Net Losses would cause any such Members to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), such allocation of Net Loss shall be reallocated among the other Common Members in accordance with their respective Percentage Interests.

(c)         Allocation upon Termination.  With respect to all Section 4.1(a) and (b) allocations following a Liquidation Date, such allocations shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 4.1 and after giving effect to all distributions during such taxable year; provided, however, that solely for purposes of this Section 4.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 8.3.

(d)          Special Allocations.  Notwithstanding any other provision of this Section 4.1, the following special allocations shall be made for such taxable period:

(i)         Company Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 4.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.  For purposes of this Section 4.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 4.1(d)(iii) and 4.1(d)(vi)).  This Section 4.1(d)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)        Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 4.1 (other than Section 4.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  For purposes of this Section 4.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1(d), other than Section 4.1(d)(i) and other than an allocation pursuant to Sections 4.1(d)(v) and 4.1(d)(vi), with respect to such taxable period.  This Section 4.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)       Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 4.1(d)(i) or (ii).  This Section 4.1(d)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)       Gross Income Allocations.  In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.1(d)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 4.1 have been tentatively made as if this Section 4.1(d)(iv) were not in this Agreement.

(v)        Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.  If the Board of Directors determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board of Directors is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi)      Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).  If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)       Nonrecourse Liabilities.  Nonrecourse Liabilities of the Company described in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Members in a manner chosen by the Board of Directors and consistent with such Treasury Regulation.

(viii)     Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix)        Curative Allocation.

(A)          The Required Allocations are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.1(d)(ix).  Therefore, notwithstanding any other provision of this Article IV (other than the Required Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Members.

(B)          The Board of Directors shall, with respect to each taxable period, (1) apply the provisions of Section 4.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 4.1(d)(ix)(A) among the Members in a manner that is likely to minimize such economic distortions.

Section 4.2          Allocations for Tax Purposes.

(a)         Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.1.

(b)         In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i)          (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 4.1.

(ii)          (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Sections 3.6(d)(i) or 3.6(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 4.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 4.1.

(iii)       The Board of Directors shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.  Notwithstanding the preceding sentence, the Board of Directors may cause the Company to eliminate Book-Tax Disparities using another method described in Treasury Regulation Section 1.704-3.

(c)          For the proper administration of the Company and for the preservation of uniformity of the Shares (or any class or classes thereof), the Board of Directors shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; (iii) amend or interpret the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Shares (or any class or classes thereof); and (iv) adopt and employ such methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Shares, (J) tax compliance and other tax-related requirements, including the use of computer software, and to use filing and reporting procedures similar to those employed by publicly-traded partnerships and limited liability companies, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law, and to achieve uniformity of Shares within a class.  The Board of Directors may adopt such conventions, make such allocations and make such amendments or interpretations to this Agreement as provided in this Section 4.2(c) only if such conventions, allocations, amendments or interpretations would not have a material adverse effect on the amount of distributions to which each Member is entitled.

(d)        The Board of Directors may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Company’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto.  If the Board of Directors determines that such reporting position cannot be taken, the Board of Directors may adopt depreciation and amortization conventions under which all purchasers acquiring Shares in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Company’s property.  If the Board of Directors chooses not to utilize such aggregate method, the Board of Directors may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Shares.

(e)          Any gain allocated to the Common Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)          All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Common Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Board of Directors) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)        Pursuant to Section 4.2(c), the Board of Directors may adopt and employ such conventions and methods as it determines in its sole discretion to be appropriate for the determination for federal income tax purposes of each item of Company income, gain, loss, and deduction and the allocation of such items among Members and between transferors and transferees under this Agreement and pursuant to the Code (including Section 706 of the Code) and the regulations or rulings promulgated thereunder.  The Board of Directors may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h)        Allocations that would otherwise be made to a Member under the provisions of this Article IV shall instead be made to the beneficial owner of Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Board of Directors.

Section 4.3          Distributions to Record Holders.

(a)        Subject to and except as otherwise expressly provided in any Share Designation, and subject to the applicable provisions of the Delaware Act, the Board of Directors may, in its sole and absolute discretion, at any time and from time to time, declare, make and pay distributions of cash or other assets to the Members.  Subject to the terms of any Share Designation, distributions shall be paid to Members in accordance with their respective Percentage Interests as of the Record Date selected by the Board of Directors.  Notwithstanding anything to the contrary herein, the Company shall not make or pay any distributions of cash or other assets with respect to the Issued Preferred Shares except for distributions expressly provided for by, and in accordance with, the applicable Issued Preferred Shares Designation.

(b)          Notwithstanding Section 4.3(a), in the event of the dissolution and liquidation of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of, Section 8.3 and the terms of any Share Designation, as applicable.

(c)          Pursuant to Section 7.4, the Company is authorized to withhold from payments or other distributions to the Members, and to pay over to any U.S. federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any other law.  All amounts withheld with respect to any payment or other distribution by the Company to the Members shall be treated as amounts paid to the Members with respect to which such amounts were withheld pursuant to this Section 4.3(c) or Section 8.3 for all purposes under this Agreement.

(d)         Each distribution in respect of any Shares shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Shares as of the Record Date set for such distribution.  Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e)         The Company intends to treat the right to cumulative cash distributions described in Section 2.3(a) of each Issued Preferred Shares Designation (when declared or, if undeclared, upon a redemption of the applicable Issued Preferred Shares or a liquidation of the Company) as a “guaranteed payment” within the meaning of Section 707(c) of the Code.

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1         Power and Authority of Board of Directors.  Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of a board of directors (the “Board of Directors”).  As provided in Section 5.21, the Board of Directors shall have the power and authority to appoint officers of the Company.  The Directors and officers of the Company shall constitute “managers” within the meaning of the Delaware Act.  No Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company.  Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors, on the one hand, and of the officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the DGCL.  In addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement, the Board of Directors shall have full power and authority to do, and to direct the officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(a)         the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Shares, and the incurring of any other obligations;

(b)          the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(c)          the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (subject, however, to any prior approval of Members that may be required by this Agreement);

(d)          the adoption, amendment, revision or termination of any policies or guidelines with respect to acquisitions or investments made on behalf of any Group Member by an external manager of the Company (including the Manager);

(e)          the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company and its Subsidiaries; the lending of funds to other Persons (including other Group Members); the repayment of obligations of the Company and its Subsidiaries; and the making of capital contributions to any Member of the Company or any of its Subsidiaries;

(f)          the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);

(g)          the declaration and payment of distributions of cash or other assets to Members;

(h)         the selection and dismissal of an external manager, officers, employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring, and the creation and operation of employee benefit plans, employee programs and employee practices;

(i)           the entering into agreements and amendments thereto, including management agreements, with an external manager (including the Manager);

(j)           the maintenance of insurance for the benefit of the Company Group and the Indemnified Persons;

(k)          the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity or arrangement;

(l)          the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation;

(m)         the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(n)          the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Shares from, or requesting that trading be suspended on, any such exchange;

(o)          the issuance, sale or other disposition, and the purchase or other acquisition, of Shares or options, rights, warrants or appreciation rights relating to Shares, including to the Manager;

(p)          the undertaking of any action in connection with the Company’s interest or participation in any Group Member;

(q)         the registration of any offer, issuance, sale or resale of Shares or other securities issued or to be issued by the Company under the Securities Act and any other applicable securities laws (including any resale of Shares or other securities by Members or other security holders); and

(r)          the execution and delivery of agreements with Affiliates of the Company or any external manager (including the Manager) to render services to a Group Member.

Section 5.2          Number, Qualification and Term of Office of Directors.  The number of Directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution adopted by a majority of the Board of Directors then in office, but shall be not fewer than three and, except as may be the result of an Issued Preferred Shares Nonpayment Board Expansion, no more than nine.  The Directors (other than any Issued Preferred Shares Nonpayment Directors) shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the whole Board of Directors.  At the time of the execution of this Agreement, the Class I Directors shall have a term expiring at the 2019 annual meeting of Common Members, the Class II Directors shall have a term expiring at the 2020 annual meeting of Common Members, and the Class III Directors shall have a term expiring at the 2021 annual meeting of Common Members.  Except as otherwise provided by the applicable Issued Preferred Shares Designation with respect to the Issued Preferred Shares Nonpayment Directors, each Director shall hold office until his or her successor is elected or appointed and qualified, or until his or her earlier death, resignation or removal.

Section 5.3         Election of Directors.  At each annual meeting of Common Members, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three (3)-year term and until their successors are duly elected or appointed and qualified.  Except for the Issued Preferred Shares Nonpayment Directors, if the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class or from the death, resignation or removal from office of a Director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.  Directors need not be Members.  Except as otherwise provided by the applicable Issued Preferred Shares Designation with respect to the Issued Preferred Shares Nonpayment Directors, the Directors shall be elected at the annual meeting of Common Members (except as provided in Section 5.6), and each Director elected shall hold office until the third succeeding meeting next after such Director’s election and until such Director’s successor is duly elected and qualified, or until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided.  Except as otherwise provided by the applicable Issued Preferred Shares Designation with respect to the Issued Preferred Shares Nonpayment Directors, Directors shall be elected by a plurality of the votes of Outstanding Voting Shares present in person or represented by proxy and entitled to vote on the election of Directors at any annual or special meeting of Members.  The Board of Directors shall present to the Members holding Outstanding Voting Shares nominations of candidates for election to the Board of Directors (or recommend the election of such candidates as nominated by others) such that, and shall take such other corporate actions as may be reasonably required to provide that, to the best knowledge of the Board of Directors, if such candidates are elected by the Members holding Outstanding Voting Shares, at least a majority of the members of the Board of Directors shall be Independent Directors.  The Board of Directors shall only elect any Person to fill a vacancy on the Board of Directors if, to the best knowledge of the Board of Directors, after such person’s election at least a majority of the members of the Board of Directors shall be Independent Directors.  The foregoing provisions of this paragraph shall not cause a Director who, upon commencing his or her service as a member of the Board of Directors was determined by the Board of Directors to be an Independent Director but did not in fact qualify as such, or who by reason of any change in circumstances ceases to qualify as an Independent Director, from serving the remainder of the term as a Director for which he or she was selected.  Notwithstanding the foregoing provisions of this paragraph, no action of the Board of Directors shall be invalid by reason of the failure at any time of a majority of the members of the Board of Directors to be Independent Directors.

Section 5.4         Removal.  Except as otherwise provided by the applicable Issued Preferred Shares Designation with respect to the Issued Preferred Shares Nonpayment Directors, a Director (other than an Issued Preferred Shares Nonpayment Director) or the whole Board of Directors (other than the Issued Preferred Shares Nonpayment Directors) may be removed, only for cause, by the affirmative vote of holders of at least eighty percent (80%) of the then issued and Outstanding Voting Shares, given at an annual meeting or at a special meeting of Members holding Outstanding Voting Shares called for that purpose.  The vacancy in the Board of Directors caused by any such removal shall be filled by the Board of Directors as provided in Section 5.6.  Any Director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 5.5          Resignations.  Any Director of the Company may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or electronic transmission to (i) the Chairman of the Board, if there be one, or to the Chief Executive Officer, if there is no Chairman, and (ii) the Secretary of the Company and, in the case of a committee, to the chairman of such committee, if there be one.  Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.6          Vacancies.  Unless otherwise required by law and except as otherwise provided by the applicable Issued Preferred Shares Designation with respect to the Issued Preferred Shares Nonpayment Board Expansion, any vacancy on the Board of Directors that results from newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, provided that a quorum is present, and any other vacancies may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director or, solely in the event of the removal of the entire Board of Directors, by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and Outstanding Voting Shares.  Any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class pursuant to the foregoing sentence shall hold office for a term that shall coincide with the remaining term of that class and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal.  Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of such Director’s predecessor and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal.

Section 5.7        Nomination of Directors.  Only persons who are nominated in accordance with the procedures set forth in Section 11.11(a) shall be eligible for election as Directors of the Company, except as otherwise provided in (a) the applicable Issued Preferred Shares Designation with respect to the Issued Preferred Shares Nonpayment Directors or (b) any other Share Designation with respect to the right of Members of any class of Shares to nominate and elect a specified number of Directors in certain circumstances.

Section 5.8          Chairman of Meetings.  The Board of Directors may elect one of its members as Chairman of the Board (the “Chairman of the Board”).  The Chairman of the Board, if there be one, shall preside at all meetings of the Members and of the Board of Directors.  The Chairman of the Board (who must be a Director but is not required to be an employee of the Company) shall be designated by the Board of Directors and, except where by law the signature of the Chief Executive Officer is required, the Chairman of the Board shall possess the same power as the Chief Executive Officer to sign all contracts, certificates and other instruments of the Company that may be authorized by the Board of Directors.  During the absence or disability of the Chief Executive Officer, the Chairman of the Board shall exercise all the powers and discharge all the duties of the Chief Executive Officer.  The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned by this Agreement or by the Board of Directors.

Section 5.9          Place of Meetings.  The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or outside the State of Delaware.

Section 5.10       Regular Meetings.  A regular meeting of the Board of Directors and any committee thereof shall be held without any other notice than this Agreement, immediately after, and at the same place (if any) as, each annual meeting of Common Members.  Additional regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively.  Unless otherwise determined by the Board of Directors, the Secretary of the Company shall act as Secretary at all regular meetings of the Board of Directors and in the Secretary’s absence a temporary Secretary shall be appointed by the chairman of the meeting.  The Independent Directors shall meet periodically without any member of management present and, except as the Independent Directors may otherwise determine, without any other Director present to consider the overall performance of management and the performance of the role of the Independent Directors in the governance of the Company; such meetings shall be held in connection with a regularly scheduled meeting of the Board of Directors except as the Independent Directors shall otherwise determine.

Section 5.11       Special Meetings; Notice.  Special meetings of the Board of Directors may be called by the Chairman, if there be one, the Chief Executive Officer, or by any two Directors.  Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the Chief Executive Officer or any Director serving on such committee.  Notice thereof stating the place, date and hour of the special meeting shall be given to each Director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, email or other electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.  A notice of a special meeting of the Board of Directors or any committee thereof need not specify the purpose of the meeting unless required by this Agreement.  Notice of any meetings of the Board shall not, however, be required to be given to any Director who submits a signed waiver of notice, or waives notice of such meeting by electronic transmission, whether before or after the meeting, or if he or she shall be present at such meeting; and any meeting of the Board of Directors shall be a legal meeting without any notice thereof having been given if all the Directors of the Company then in office shall be present thereat or shall have waived notice thereof.

Section 5.12        Action Without Meeting.  Any action required or permitted to be taken at any meeting by the Board of Directors or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by all members of the Board or of such committee, as the case may be, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee.

Section 5.13        Conference Telephone Meetings.  Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.14       Quorum.  Except as otherwise required by law, this Agreement or the rules and regulations of any securities exchange on which the Company’s securities are listed and traded, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the Directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business, and the act of a majority of the Directors or a majority of the Directors constituting such committee, as the case may be, shall be the act of the Board of Directors or such committee, as applicable.  If a quorum shall not be present at any meeting of the Board of Directors or any committee, a majority of the Directors or members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 5.15       Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors of the Company.  Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Company are listed or quoted for trading.  The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.  Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Company are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.  Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it.  Each committee shall keep regular minutes and report to the Board of Directors when required.  Notwithstanding anything to the contrary contained in this Agreement, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in this Agreement and, to the extent that there is any inconsistency between this Agreement and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 5.16        [Reserved].

Section 5.17        Minutes of Committees.  Each committee shall keep regular minutes of its meetings and proceedings and report the same to the Board of Directors at the next meeting thereof.

Section 5.18       Remuneration.  The Board of Directors, by affirmative vote of a majority of the Directors then in office, and irrespective of any personal interest of any of its members, may establish reasonable compensation (including reasonable pensions, disability or death benefits, and other benefits or payments) of Directors for services to the Company as Directors, or may delegate such authority to an appropriate committee.  The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as a Director, payable in cash or securities.  No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be compensated for their service on such committee.  The amount and form of compensation shall be set by the Board of Directors.

Section 5.19        Exculpation, Indemnification, Advances and Insurance.

(a)         Power to Indemnify in Actions, Suits or Proceedings other than Those  by or in the Right of the Company.  Subject to Section 5.19(c), the Company shall indemnify any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such Indemnified Person is or was within the category of persons constituting Indemnified Persons of the Company, or is or was within the category of persons constituting Indemnified Persons of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnified Person’s conduct was unlawful.

(b)          Power to Indemnify in Actions, Suits or Proceedings by or in the  Right of the Company.  Subject to Section 5.19(c), the Company shall indemnify any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Indemnified Person is or was a within the category of persons constituting Indemnified Persons of the Company, or is or was within the category of persons constituting Indemnified Persons of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

(c)         Authorization of Indemnification.  Any indemnification under this Section 5.19 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section 5.19, as the case may be.  Such determination shall be made, with respect to an Indemnified Person who was a Director, officer, tax matters partner or other individual designated by the Board of Directors as an Indemnified Person of the Company at the time of such determination, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion or (iv) by the Members holding Outstanding Voting Shares.  Such determination shall be made, with respect to former Directors, officers, tax matters partners or other individuals designated by the Board of Directors as Indemnified Persons of the Company, by any person or persons having the authority to act on the matter on behalf of the Company.  To the extent, however, that a present or former Director, officer, tax matters partner or other individual designated by the Board of Directors as an Indemnified Person of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection therewith, without the necessity of authorization in the specific case.

(d)          Good Faith Defined.  For purposes of any determination under Section 5.19(c), an Indemnified Person shall be deemed to have acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such Indemnified Person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to such Indemnified Person by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise.  The provisions of this Section 5.19(d) shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnified Person may be deemed to have met the applicable standard of conduct set forth in subsections (a) or (b) of this Section 5.19, as the case may be.

(e)           Indemnification by a Court.  Notwithstanding any contrary determination in the specific case under Section 5.19(c), and notwithstanding the absence of any determination thereunder, any Indemnified Person may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under subsections (a) or (b) of this Section 5.19.  The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standard of conduct set forth in (a) or (b) of this Section 5.19, as the case may be.  Neither a contrary determination in the specific case under Section 5.19(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnified Person seeking indemnification has not met any applicable standard of conduct.  Notice of any application for indemnification pursuant to this Section 5.19(e) shall be given to the Company promptly upon the filing of such application.  If successful, in whole or in part, the Indemnified Person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application; provided, however, that such notice shall not be a requirement for an award of or a determination of entitlement to indemnification or advancement of expenses.

(f)           Expenses Payable in Advance.  Expenses (including attorneys’ and other professionals’ disbursements and fees and court costs) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company as authorized in this Section 5.19.  Such expenses (including attorneys’ fees) incurred by former Directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

(g)         Non-exclusivity of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.19 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, any agreement, vote of Members or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of and the advancement of expenses to the persons specified in subsections (a) and (b) of this Section 5.19 shall be made to the fullest extent permitted by law.  The provisions of this Section 5.19 shall not be deemed to preclude the indemnification of any Person who is not specified in subsections (a) and (b) of this Section 5.19 but whom the Company would have the power or obligation to indemnify under the provisions of the DGCL, if the Company were a Delaware corporation, the Delaware Act or otherwise.

(h)          Insurance.  The Company may purchase and maintain at its expense insurance on behalf of any Person entitled to indemnification under this Section 5.19 against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section 5.19.

(i)           Certain Definitions.  For purposes of this Section 5.19, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any Person who is or was a director or officer of such constituent company, or is or was a director or officer of such constituent company serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 5.19 with respect to the resulting or surviving corporation as such Person would have with respect to such constituent corporation if its separate existence had continued.  The term “another enterprise” as used in this Section 5.19 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such Person is or was serving at the request of the Company as a director, officer, employee or agent.  For purposes of this Section 5.19, references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 5.19.

(j)          Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.19 shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)        Limitation on Indemnification.  Notwithstanding anything contained in this Section 5.19 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5.19(e)), the Company shall not be obligated to indemnify any Indemnified Person (or such Indemnified Person’s heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such Indemnified Person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

(l)          Indemnification of Employees and Agents.  The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company and/or the Manager and to the employees and agents of the Company Group similar to those conferred in this Section 5.19 to Indemnified Persons.

(m)        Contractual Rights.  Nothing contained in this Section 5.19 shall prevent the Company from entering into with any Person any agreement that provides independent indemnification, hold harmless or exoneration rights to such Person or further regulates the terms on which indemnification, hold harmless or exoneration rights are to be provided to such Person or provides independent assurance of any one or more of the Company’s obligations to indemnify, hold harmless, and exonerate such person, whether or not such indemnification, hold harmless or exoneration rights are on the same or different terms than provided for by this Section 5.19 or is in respect of such Person acting in any other capacity, and nothing contained herein shall be exclusive of, or a limitation on, any right to indemnification, to be held harmless, to exoneration or to advancement of expenses to which any Person is otherwise entitled.  The Company may create a trust fund, grant a security interest or use other means (including a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification and the advancement of expenses as provided in this Section 5.19.  The rights conferred upon any Person in this Section 5.19 shall be contract rights and such rights shall continue as to any Person who has ceased to be a director, officer, employee, trustee or agent of the Company, and shall inure to the benefit of such person’s heirs, executors and administrators.  A right to indemnification or to advancement of expenses arising under any provision of this Section 5.19 shall not be eliminated or impaired by an amendment, alteration or repeal of any provision of this Agreement after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought (even in the case of a proceeding based on such a state of facts that is commenced after such time).

(n)        Exculpation. Notwithstanding anything contained in this Agreement to the contrary, to the fullest extent permitted by the Delaware Act, no Director will be personally liable to the Company or the Members for monetary damages for breach of a fiduciary duty as a Director, except to the extent such exemption is not permitted under the Delaware Act.

Section 5.20       Certificate of Formation and Certificate of Domestication.  The Certificate of Formation and the Certificate of Domestication have each been filed with the Secretary of State of the State of Delaware as required by the Delaware Act, such filing being hereby confirmed, ratified and approved in all respects.  The Board of Directors shall use all reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property.  To the extent that the Board of Directors determines such action to be necessary or appropriate, the Board of Directors shall direct the appropriate officers of the Company to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property, and any such officer so directed shall be an “authorized person” of the Company within the meaning of the Delaware Act for purposes of filing any such certificate with the Secretary of State of the State of Delaware.  The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, the Certificate of Domestication, any qualification document or any amendment thereto to any Member.

Section 5.21        Officers.

(a)          General.  The officers of the Company shall be chosen by the Board of Directors.  The Board of Directors, in its discretion, also may choose a Chairman of the Board (who must be a Director but is not required to be an employee of the Company), a Treasurer and one or more other officers.  Any number of offices may be held by the same person, unless otherwise prohibited by law or this Agreement.  The officers of the Company need not be Members nor, except in the case of the Chairman of the Board (who must be a Director), be Directors.  Whenever an officer or officers is absent, or whenever for any reason the Board of Directors may deem it desirable, the Board may delegate the powers and duties of any officer or officers to any Director or Directors.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any other provision hereof.

(b)        Election.  The Board of Directors shall elect the officers of the Company who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors, and each officer of the Company shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal.  Any officer elected by the Board of Directors may be removed at any time by the Board of Directors, including by unanimous written consent.  Any vacancy occurring in any office of the Company shall be filled by the Board of Directors.

(c)         Voting Securities Owned by the Company.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Chief Executive Officer, the Chief Financial Officer, the Secretary or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present.  The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

(d)          Chief Executive Officer.  The Chief Executive Officer shall, subject to the control of the Board of Directors and if there be one, the Chairman of the Board, have general supervision of the affairs of the Company, general and active control of all its business and shall see that all orders and resolutions of the Board of Directors are carried into effect.  In the absence or disability of the Chairman of the Board, or if there be none, the Chief Executive Officer or his or her designee shall preside at all meetings of the Members and, provided the Chief Executive Officer is also a Director, the Board of Directors.  The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and the Members are carried into effect.  The Chief Executive Officer shall have general authority to execute bonds, deeds and contracts in the name of the Company and affix the seal of the Company thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the Company as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of this Agreement; to remove or suspend any employee or agent who shall have been employed or appointed under the Chief Executive Officer’s authority or under authority of an officer subordinate to the Chief Executive Officer; to suspend for cause, pending final action by the authority which shall have elected or appointed the Chief Executive Officer, any officer subordinate to the Chief Executive Officer; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a corporation, except as otherwise provided in this Agreement.

(e)          Chief Financial Officer.  The Chief Financial Officer shall, subject to the control of the Board of Directors, and if there be one, the Chairman of the Board, and the Chief Executive Officer, cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company and shall cause to be deposited all monies and other valuable effects in the name and to the credit of the Company in such depositories as shall be designated by the Board of Directors or, in the absence of such designation in such depositories, as the Chief Financial Officer shall from time to time deem proper.  The Chief Financial Officer shall be the Treasurer of the Company, unless another Treasurer shall be appointed.  The Chief Financial Officer shall disburse the funds of the Company as shall be ordered by the Board of Directors, taking proper vouchers for such disbursements, shall promptly render to the Chief Executive Officer and to the Board of Directors such statements of the Chief Financial Officer’s transactions and accounts as the Chief Executive Officer and the Board of Directors respectively may from time to time require, and in general, shall exercise all the powers and authority usually appertaining to the chief financial officer of a corporation, except as otherwise provided in this Agreement.

(f)         Absence of the Chief Executive Officer.  At the request of the Chief Executive Officer or in the Chief Executive Officer’s absence or in the event of the Chief Executive Officer’s inability or refusal to act (and if there be no Chairman of the Board), another officer designated by the Board of Directors shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. Each officer shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors, the Board of Directors shall designate an officer of the Company who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

(g)        Secretary.  Except as otherwise provided herein, the Secretary shall record all the proceedings of meetings of the Board of Directors and all meetings of the Members in a book or books to be kept for that purpose, and the Secretary shall also perform like duties for committees of the Board of Directors when required.  The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, under whose supervision the Secretary shall be.  If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the Members and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given.  The Secretary shall have custody of the seal of the Company and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Company and to attest to the affixing by such officer’s signature.  The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

(h)          Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors.  The Board of Directors may delegate to any other officer of the Company the power to appoint such other officers and to prescribe their respective duties and powers.

(i)           Resignation.  Any officer may resign by delivering his or her written resignation to the Company at its principal office, and such resignation shall be effective upon receipt unless it is specified to be effective at a later time.  If a resignation is made effective at a later date and the Company accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date.  An officer’s resignation shall not affect the Company’s contract rights, if any, with the officer.

(j)           Removal.  The Board of Directors may remove any officer with or without cause.  Nothing herein shall limit the power of any officer to discharge any subordinate.

Section 5.22        Duties of Officers and Directors.

(a)          Except as otherwise expressly provided in this Agreement or required by the Delaware Act, (i) the duties and obligations owed to the Company by the officers and Directors shall be the same as the duties and obligations owed to a corporation organized under DGCL by its officers and directors, respectively, and (ii) the duties and obligations owed to the Members of a class or series of Shares by the officers and Directors shall be the same as the duties and obligations (if any) owed to the stockholders of the corresponding class or series of Shares of a corporation under the DGCL by its officers and directors, respectively.

(b)          The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by this Agreement required to be exercised or done by the Members.  The Board of Directors shall not be responsible for the misconduct or negligence on the part of any such officer duly appointed or duly authorized by the Board of Directors in good faith.

Section 5.23        Outside Activities.

(a)          Definitions.  For purposes of this Section 5.23, the following definitions shall apply:

(i)            “Affiliate” means, with respect to a given person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such person; provided, however, that for purposes of this definition and this Section 5.23, none of (i) the FTAI Entities and any entities (including corporations, partnerships, limited liability companies or other persons) in which such FTAI Entities hold, directly or indirectly, an ownership interest, on the one hand, or (ii) the Fortress Members and their Affiliates (excluding any FTAI Entities or other entities described in clause (i)), on the other hand, shall be deemed to be “Affiliates” of one another.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person, means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, 10% or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such Person or the power otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(ii)           “beneficially own” and “beneficial ownership” and similar terms used herein shall be determined in accordance with Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.

(iii)          “Corporate Opportunity” shall include, but not be limited to, business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Fortress Members or any of their Affiliates or their officers or directors will be brought into conflict with that of any of the FTAI Entities or their Affiliates.

(iv)          [Reserved].

(v)            “FTAI Entities” means the Company and its Subsidiaries, and “FTAI Entity” shall mean any of the FTAI Entities.

(vi)           “Fortress Affiliate Members” shall mean (A) any Director of the Company who may be deemed an Affiliate of Fortress Investment Group LLC (“FIG”) or the Manager, (B) any director or officer of FIG or its Affiliates or the Manager or its Affiliates and (C) any investment funds (including any managed accounts) managed directly or indirectly by FIG or its Affiliates or the Manager or its Affiliates.

(vii)          “Fortress Members” shall mean (i) the Initial Members and (ii) each Fortress Affiliate Member and (iii) each Permitted Transferee and (iv) the Manager.

(viii)         “Governmental Entity” shall mean any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority, commission, or agency, or any non-governmental, self-regulatory authority, commission, or agency.

(ix)           “Judgment” shall mean any order, writ, injunction, award, judgment, ruling, or decree of any Governmental Entity.

(x)            “Law” shall mean any statute, law, code, ordinance, rule, or regulation of any Governmental Entity.

(xi)          “Lien” shall mean any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, “tag”- or “drag”- along right, encumbrance, security interest, or other similar restriction of any kind or nature whatsoever.

(xii)         [Reserved].

(xiii)       “Permitted Transferee” shall mean, with respect to each Fortress Member, (i) any other Fortress Member, (ii) such Fortress Member’s Affiliates and (iii) in the case of any Fortress Member, (A) any member or general or limited partner of such Fortress Member (including any member of the Initial Members), (B) any corporation, partnership, limited liability company, or other entity that is an Affiliate of such Fortress Member or any member, general or limited partner of such Fortress Member (collectively, “Fortress Member Affiliates”), (C) any investment funds managed directly or indirectly by such Fortress Member or any Fortress Member Affiliate (a “Fortress Member Fund”), (D) any general or limited partner of any Fortress Member Fund, (E) any managing director, general partner, director, limited partner, officer, or employee of any Fortress Member Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee, or beneficiary of any of the foregoing persons described in this clause (E) (collectively, “Fortress Member Associates”), or (F) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, consist solely of any one or more of such Fortress Members, any general or limited partner of such Fortress Members, any Fortress Member Affiliates, any Fortress Member Funds, any Fortress Member Associates, their spouses or their lineal descendants.

(xiv)        “Restriction” with respect to any capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any Law, license, permit, or Judgment that, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (A) any of such capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security, (B) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security, or (C) any interest in such capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security or any such proceeds or distributions, (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company, or other equity interest or security or any such proceeds or distributions or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time, or both, or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

(xv)          “Subsidiary” with respect to any Person means:  (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect Directors is at the time, directly or indirectly owned by such person, by a Subsidiary of such person, or by such Person and one or more Subsidiaries of such person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

(b)          Fortress Members.  In anticipation and in recognition that:

(i)            [Reserved];

(ii)           any one or more directors, officers and employees of the Fortress Members and their Affiliates may serve as any one or more directors, officers, and employees of the FTAI Entities and their Affiliates;

(iii)         the FTAI Entities and their Affiliates, on the one hand, and the Fortress Members and their Affiliates, on the other hand, may engage in the same, similar or related lines of business and may have an interest in the same, similar or related areas of corporate opportunities;

(iv)          the FTAI Entities and their Affiliates, on the one hand, and the Fortress Members and their Affiliates, on the other hand, may enter into, engage in, perform and consummate contracts, agreements, arrangements, transactions and other business relations including one or more management agreements and amendments thereof; and

(v)           the FTAI Entities and their Affiliates will derive benefits therefrom and through their continued contractual, corporate and business relations with the Fortress Members and their Affiliates, the provisions of this Section 5.23 are set forth to regulate, define and guide, to the fullest extent permitted by Law, the conduct of certain affairs of the FTAI Entities and their Affiliates as they may involve the Fortress Members and their Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the FTAI Entities and their Affiliates and their officers, directors and stockholders in connection therewith.

(c)          Related Business Activities.  Except as the Fortress Members and their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, the Fortress Members and their Affiliates shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar, or related business activities or lines of business as the FTAI Entities or their Affiliates, (ii) do business with any client, customer, vendor or lessor of any of the FTAI Entities or their Affiliates or (iii) employ or otherwise engage any officer, director or employee of the FTAI Entities or their Affiliates, and, to the fullest extent permitted by Law, the Fortress Members and their Affiliates and officers, directors and employees thereof (subject to subsection (e) of this Section 5.23) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Company or its Members and shall not be liable to the Company or its Members for any breach or alleged breach thereof or for any derivation of any personal economic gain by reason of any such activities of the Fortress Members or any of their Affiliates or of any of their officers,’ directors’ or employees’ participation therein.

(d)          Corporate Opportunity.  Except as the Fortress Members and their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, if the Fortress Members or any of their Affiliates, or any officer, director or employee thereof (subject to the provisions of subsection (e) of this Section 5.23), acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for the Fortress Members or any of their Affiliates, none of the FTAI Entities or their Affiliates or any stockholder thereof shall have an interest in, or expectation that, such Corporate Opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Company or any other FTAI Entity with respect to such Corporate Opportunity, is hereby renounced by the Company on its behalf and on behalf of the other FTAI Entities and their respective Affiliates and stockholders in accordance with the provisions of Section 122(17) of the DGCL, which provisions apply to the Company as though it were a corporation organized under DGCL.  Accordingly, subject to subsection (e) of this Section 5.23 and except as the Fortress Members or their Affiliates may otherwise agree in writing, (i) none of the Fortress Members or their Affiliates or any officer, director or employee thereof will be under any obligation to present, communicate or offer any such Corporate Opportunity to the FTAI Entities or their Affiliates and (ii) the Fortress Members and any of their Affiliates shall have the right to hold any such Corporate Opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such Corporate Opportunity to any person or persons other than the FTAI Entities and their Affiliates, and, to the fullest extent permitted by Law, the Fortress Members and their respective Affiliates and officers, directors and employees thereof (subject to subsection (e) of this Section 5.23) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Company, the other FTAI Entities and their respective Affiliates and stockholders and shall not be liable to the Company, the other FTAI Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that any of the Fortress Members or any of their Affiliates or any of their officers, directors or employees pursues or acquires the Corporate Opportunity for itself, or directs, recommends, sells, assigns, or otherwise transfers the Corporate Opportunity to another person, or any of the Fortress Members or any of their Affiliates or any of their officers, directors or employees does not present, offer or communicate information regarding the Corporate Opportunity to the FTAI Entities or their Affiliates.

(e)          Directors, Officers and Employees.  Except as the Fortress Members and their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, in the event that a director or officer of any of the FTAI Entities or their Affiliates who is also a director, officer or employee of the Fortress Members or their Affiliates acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity or is offered a Corporate Opportunity, if (i) such Person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such Corporate Opportunity was not offered to such Person solely in, such person’s capacity as director or officer of any of the FTAI Entities or their Affiliates, then (A) such director, officer or employee, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Company, the other FTAI Entities and their respective Affiliates and stockholders with respect to such Corporate Opportunity, (2) shall not have or be under any fiduciary duty to the Company, the other FTAI Entities and their respective Affiliates and stockholders and shall not be liable to the Company, the other FTAI Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof by reason of the fact that any of the Fortress Members or their Affiliates pursues or acquires the Corporate Opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the Corporate Opportunity to another person, or any of the Fortress Members or their Affiliates or such director, officer or employee does not present, offer or communicate information regarding the Corporate Opportunity to the FTAI Entities or their Affiliates, (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of the Company and its Common Members for the purposes this Agreement and (4) shall not have any duty of loyalty to the Company, the other FTAI Entities and their respective Affiliates and stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the Company, the other FTAI Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof for purposes of this Agreement as a result thereof and (B) such potential transaction or matter that may be a Corporate Opportunity, or the Corporate Opportunity, shall belong to the applicable Fortress Member or respective Affiliates thereof (and not to any of the FTAI Entities or Affiliates thereof).

(f)          Agreements with Fortress Members.  The FTAI Entities and their Affiliates may from time to time enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Fortress Members and their respective Affiliates pursuant to which the FTAI Entities and their Affiliates, on the one hand, and the Fortress Members and their respective Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate corporate opportunities between or to refer corporate opportunities to each other.  Subject to subsection (e) of this Section 5.23, except as otherwise required by Law, and except as the Fortress Members and their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by the FTAI Entities and their Affiliates, or the Fortress Members or their Affiliates, shall be considered contrary to or inconsistent with any fiduciary duty to the Company, any other FTAI Entity or their respective Affiliates and stockholders of any director or officer of the Company, any other FTAI Entity or any Affiliate thereof who is also a director, officer or employee of the Fortress Members or their Affiliates or to any stockholder thereof.  Subject to subsection (e) of this Section 5.23, to the fullest extent permitted by Law, and except as the Fortress Members or their Affiliates, on the one hand, and the FTAI Entities or their Affiliates, on the other hand, may otherwise agree in writing, none of the Fortress Members or their Affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to in this subsection (f) of Section 5.23 and no director, officer or employee of the Company, any other FTAI Entity or any Affiliate thereof who is also a director, officer or employee of the Fortress Members or their Affiliates shall have or be under any fiduciary duty to the Company, the other FTAI Entities and their respective Affiliates and stockholders to refrain from acting on behalf of the Fortress Members or their Affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(g)          Ambiguity.  For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Section 5.23 amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between the Fortress Members or any of their Affiliates, on the one hand and the FTAI Entities or any of their Affiliates, on the other hand.

(h)         Application of Provision.  This Section 5.23 shall apply as set forth above except as otherwise provided by Law.  It is the intention of this Section 5.23 to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Section 5.23.  No alteration, amendment, termination, expiration or repeal of this Section 5.23 nor the adoption of any provision of this Agreement inconsistent with this Section 5.23 shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee or stockholder of the FTAI Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee or stockholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Section 5.23, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

(i)           Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any Shares of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 5.23.

(j)           Chairman or Chairman of a Committee.  For purposes of this Section 5.23, a Director who is the Chairman of the Board or chairman of a committee of the Board of Directors is not deemed an officer of the Company by reason of holding that position unless that Person is a full-time employee of the Company.

(k)          Severability.  If this Section 5.23 or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Section 5.23 shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Section 5.23 and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

Neither the alteration, amendment or repeal of this Section 5.23 nor the adoption of any provision of this Agreement inconsistent with this Section 5.23 shall eliminate or reduce the effect of this Section 5.23 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 5.23, would accrue or arise, prior to such alteration, amendment, repeal or adoption.  Following the expiration of this Section 5.23, any contract, agreement, arrangement or transaction involving a Corporate Opportunity shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Company or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of this Agreement, the DGCL and other applicable law.

Section 5.24        Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board of Directors and any officer authorized by the Board of Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board of Directors or any officer of the Company as if it were the Company’s sole party in interest, both legally and beneficially.  Each Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors or any officer of the Company in connection with any such dealing.  In no event shall any Person dealing with the Board of Directors or any officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors or any officer or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Company by the Board of Directors or any officer of the Company or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VI

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 6.1          Records and Accounting.  The Board of Directors shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement.  Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Members, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device.  The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. generally accepted accounting principles.

Section 6.2          Fiscal Year.  The fiscal year for tax and financial reporting purposes of the Company shall be a calendar year ending December 31 unless otherwise required by the Code or other applicable law.

Section 6.3          Reports.

(a)          As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Company, the Board of Directors shall cause to be mailed or made available to each Record Holder of a Share, as of a date selected by the Board of Directors, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. generally accepted accounting principles, including a balance sheet and statements of operations, equity and cash flows, such statements to be audited by a registered public accounting firm selected by the Board of Directors.

(b)          As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Board of Directors shall cause to be mailed or made available to each Record Holder of a Share, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Shares are listed for trading, or as the Board of Directors determines to be necessary or appropriate.

(c)          This Section 6.3 shall only apply with respect to the Issued Preferred Shares for so long as the Company (i) is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or (ii) otherwise reports on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, after which time reporting obligations of the Company with respect to the Issued Preferred Holders shall be governed by Section 2.9 of the applicable Issued Preferred Shares Designation.

ARTICLE VII

TAX MATTERS

Section 7.1         Tax Returns and Information.  The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and its fiscal year.  The officers of the Company shall use reasonable efforts to furnish to all Members necessary tax information as promptly as possible after the end of the fiscal year of the Company; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Company or any Group Member holds an interest.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 7.2          Tax Elections.

(a)          The Company may make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Board of Directors’ determination that such revocation is in the best interests of the Common Members.  Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Board of Directors shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Share will be deemed to be the lowest quoted closing price of the Shares on any National Securities Exchange on which such Shares are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 4.2(g) without regard to the actual price paid by such transferee.

(b)          Except as otherwise provided herein, the Board of Directors shall determine whether the Company should make any other elections permitted by the Code.

Section 7.3          Tax Controversies.  The Board of Directors shall designate one Member as the Tax Matters Partner.  The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.  Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

Section 7.4          Withholding.  Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code.  To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Board of Directors may treat the amount withheld as a distribution of cash pursuant to Sections 4.3 or 8.3 or, with respect to the Issued Preferred Holders, the applicable Issued Preferred Shares Designation in the amount of such withholding from such Member.  In such instances where the Company is unable to cost efficiently determine the Member in respect of which such tax is withheld, the Board of Directors may treat the amount withheld as a distribution of cash (a) pursuant to Sections 4.3 or 8.3 to all of the Members holding Common Shares in accordance with their Percentage Interests (in the case of withholding in respect of Members holding Common Shares) (in the case of withholding in respect of holders of Common Shares), (b) pursuant to the Series A Preferred Share Designation to all Series A Holders pro rata (in the case of withholding in respect of the Series A Holders) and (c) pursuant to the Series B Preferred Share Designation to all Series B Holders pro rata (in the case of withholding in respect of the Series B Holders).

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.1          Dissolution.  The Company shall not be dissolved by the admission of Substitute Members or Additional Members.  The Company shall dissolve, and its affairs shall be wound up, upon:

(a)          an election to dissolve the Company by the Board of Directors that is approved by the holders of a Share Majority;

(b)          the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company;

(c)          the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d)          at any time that there are no Members of the Company, unless the business of the Company is continued in accordance with the Delaware Act.

Section 8.2          Liquidator.  Upon dissolution of the Company, the Board of Directors shall select one or more Persons to act as Liquidator.  The Liquidator (if other than the Board of Directors) shall be entitled to receive such compensation for its services as may be approved by holders of a Share Majority.  The Liquidator (if other than the Board of Directors) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a Share Majority.  Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a Share Majority.  The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided.  Except as expressly provided in this Article VIII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 8.3          Liquidation.  The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a)          Subject to Section 8.3(c), the assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree.  If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 8.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members.  Notwithstanding anything to the contrary contained in this Agreement, the Members understand and acknowledge that a Member may be compelled to accept a distribution of any asset in kind from the Company despite the fact that the percentage of the asset distributed to such Member exceeds the percentage of that asset which is equal to the percentage in which such Member shares in distributions from the Company.  The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members.  The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b)         Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 8.2) and amounts to Members otherwise than in respect of their distribution rights under Article IV.  With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.  When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c)         Subject to the terms of any Share Designation (including the Issued Preferred Shares Designations) and the making of any payments required thereunder, all property and all cash in excess of that required to discharge liabilities as provided in Section 8.3(b) shall be distributed to the Members in accordance with and to the extent of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 8.3(c)) for the taxable year of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined by the Board of Directors, and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence)).

(d)          Notwithstanding any other provision of this Agreement (other than any Share Designation), if, upon the dissolution and liquidation of the Company pursuant to this Article VIII and after all other allocations provided for in Section 4.1 have been tentatively made as if this section were not in this Agreement, either (i) the positive Capital Account balance attributable to one or more Shares having a liquidation preference is not equal to such liquidation preference, or (ii) the quotient obtained by dividing the positive balance of a Member’s Capital Account with respect to Common Shares by the aggregate of all Members’ Capital Account balances with respect to Common Shares at such time would differ from such Member’s Percentage Interest, then Net Income (and items thereof) and Net Loss (and items thereof) for the fiscal year in which the Company dissolves and liquidates pursuant to this Article VIII shall be allocated among the Members (x) first, to the extent necessary to ensure that the Capital Account balance attributable to a Share having a liquidation preference is equal to such liquidation preference, and (y) second, in a manner such that the positive balance in the Capital Account of each Member with respect to Common Shares on a share by share basis, immediately after giving effect to such allocation, is, as nearly as possible, equal to each such Member’s Percentage Interest on a share by share basis.

Section 8.4          Cancellation of Certificate of Formation.  Upon the completion of the distribution of Company cash and property as provided in Section 8.3 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 8.5         Return of Contributions.  None of any member of the Board of Directors or any officer of the Company will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 8.6          Waiver of Partition.  To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 8.7          Capital Account Restoration.  No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE IX

AMENDMENT OF AGREEMENT

Section 9.1          General.  Except as provided in Section 9.2, Section 9.3, Section 9.4 and the Issued Preferred Shares Designations, the Board of Directors may amend any of the terms of this Agreement but only in compliance with the terms, conditions and procedures set forth in this Section 9.1.  If the Board of Directors desires to amend any provision of this Agreement other than pursuant to Section 9.3, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then (i) call a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment, (ii) direct that the amendment proposed be considered by the Members entitled to vote in respect thereof at the next annual meeting of the Members or (iii) seek the written consent of the Members entitled to vote in respect thereof.  Amendments to this Agreement may be proposed only by or with the consent of the Board of Directors.  Such special or annual meeting shall be called and held upon notice in accordance with Article XI of this Agreement.  The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Board of Directors shall deem advisable.  At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment.  A proposed amendment shall be effective (i) if the Common Members are entitled to vote thereon, upon its approval by a Share Majority, unless a greater percentage is required under this Agreement or by Delaware law, (ii) if the holders of any Preferred Shares are entitled to vote thereon, upon its approval by the requisite vote of the holders of such Preferred Shares as set forth in the applicable Share Designations or (iii) if the Common Members and the holders of any Preferred Shares are entitled to vote thereon, upon the approval of the Common Members and the holders of such Preferred Shares as described in the foregoing clauses (i) and (ii).

Section 9.2          Super-Majority Amendments.  Notwithstanding Section 9.1, the affirmative vote of the holders of a Super-Majority, voting together as a single class, shall be required to alter or amend any provision of this Section 9.2 or Section 9.4(b).

Section 9.3        Amendments to be Adopted Solely by the Board of Directors.  Notwithstanding Section 9.1, except as otherwise expressly provided in any Share Designation, the Board of Directors, without the approval of any Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)          a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b)          the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c)          a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that the Company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes other than as the Company specifically so designates;

(d)          a change that, in the sole discretion of the Board of Directors, it determines (i) does not adversely affect the Members (including adversely affecting the holders of any particular class or series of Shares as compared to other holders of other classes or series of Shares) in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (iii) to be necessary, desirable or appropriate to facilitate the trading of the Shares (including the division of any class or classes or series of Outstanding Shares into different classes or series to facilitate uniformity of tax consequences within such classes or series of Shares) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which Shares are or will be listed for trading, compliance with any of which the Board of Directors deems to be in the best interests of the Company and the Common Members, (iv) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 3.7 or (v) is required to effect the intent expressed in the IPO Registration Statement or any Issued Preferred Shares Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)          a change in the fiscal year or taxable year of the Company and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

(f)           an amendment that the Board of Directors determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company or its Directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)          an amendment that the Board of Directors determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Shares pursuant to Section 3.2 and the admission of Additional Members;

(h)          any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;

(i)           an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 10.3;

(j)           an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4;

(k)          a merger, conversion or conveyance pursuant to Section 10.3(d); or

(l)           any other amendments substantially similar to the foregoing.

Section 9.4          Amendment Requirements.

(a)          Notwithstanding the provisions of Sections 9.1 and 9.3, no provision of this Agreement that establishes a percentage of Outstanding Voting Shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Voting Shares whose aggregate Outstanding Voting Shares constitute not less than the voting requirement sought to be reduced.

(b)          Notwithstanding the provisions of Sections 9.1 and 9.3, but subject to the provisions of Section 9.2, no amendment to this Agreement may (i) enlarge the obligations of any Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 9.4(c), (ii) change Section 8.1(a), (iii) change the term of the Company or (iv) except as set forth in Section 8.1(a), give any Person the right to dissolve the Company.

(c)          Except as provided in Section 10.3 and the Issued Preferred Shares Designations, and without limitation of the Board of Directors’ authority to adopt amendments to this Agreement without the approval of any Members as contemplated in Section 9.1, notwithstanding the provisions of Section 9.1, any amendment that would have a material adverse effect on the rights or preferences of any class or series of Shares in relation to other classes or series of Shares must be approved by the holders of a majority of the Outstanding Shares of the class or series affected.

Section 9.5         Preferred Shares.  Notwithstanding anything to the contrary, the Issued Preferred Holders shall have the right to vote on, consent to or approve solely those matters set forth in Section 2.7 of the applicable Issued Preferred Shares Designation or as otherwise required by applicable law.

ARTICLE X

MERGER, CONSOLIDATION OR CONVERSION

Section 10.1        Authority.  The Company may merge or consolidate with one or more limited liability companies or “other business entities” as defined in Section 18-209 of the Delaware Act, or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article X.

Section 10.2        Procedure for Merger, Consolidation or Conversion.  Merger, consolidation or conversion of the Company pursuant to this Article X requires the prior approval of the Board of Directors.

(a)          If the Board of Directors shall determine to consent to the merger or consolidation, the Board of Directors shall approve the Merger Agreement, which shall set forth:

(i)            the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)           the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)          the terms and conditions of the proposed merger or consolidation;

(iv)          the manner and basis of exchanging or converting the rights or securities of, or interests in, each constituent business entity for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity; and if any rights or securities of, or interests in, any constituent business entity are not to be exchanged or converted solely for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity, the cash, property, rights, or securities of or interests in, any limited liability company or other business entity which the holders of such rights, securities or interests are to receive, if any;

(v)            a statement of any changes in the constituent documents or the adoption of new constituent documents (the certificate of formation or limited liability company agreement, articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)          the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 10.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger or the time stated therein); and

(vii)          such other provisions with respect to the proposed merger or consolidation that the Board of Directors determines to be necessary or appropriate.

(b)          If the Board of Directors shall determine to consent to the conversion, the Board of Directors may approve and adopt a Plan of Conversion containing such terms and conditions that the Board of Directors determines to be necessary or appropriate.

Section 10.3        Approval by Members of Merger, Consolidation or Conversion or Sales of Substantially All of the Company’s Assets.

(a)         Except as provided in Section 10.3(d), the Board of Directors, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or Plan of Conversion, as applicable, be submitted to a vote of Common Members, whether at an annual meeting or a special meeting, in either case, in accordance with the requirements of Article IX.  A copy or a summary of the Merger Agreement or Plan of Conversion, as applicable, shall be included in or enclosed with the notice of meeting.

(b)         Except as provided in Section 10.3(d), the Merger Agreement or Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority unless the Merger Agreement or Plan of Conversion, as applicable, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval (i) the vote or consent of a greater percentage of the Outstanding Voting Shares or (ii) of any holders of any series of Preferred Shares, in which case such greater percentage vote or consent (or such vote or consent of such holders of Preferred Shares, in accordance with the terms of the applicable Share Designations and the Delaware Act) shall be required for approval of the Merger Agreement or Plan of Conversion, as applicable.

(c)          Except as provided in Section 10.3(d), after such approval by vote or consent of the Members as provided by Section 10.3(b) or 10.3(d), as applicable, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 10.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d)          Notwithstanding anything else contained in this Article X or in this Agreement (but subject to the terms of any Share Designation), the Board of Directors is permitted, without Member approval, to convert the Company into a new limited liability entity, or to merge the Company into, or convey all of the Company’s assets to, another limited liability entity, or which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company if (i) the Board of Directors has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity or a change in the jurisdiction of organization of the Company and (iii) the governing instruments of the new entity provide the Members and the Board of Directors with substantially the same rights and obligations as are herein contained.

(e)         Members are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion pursuant to this Article X, a sale of all or substantially all of the assets of the Company or the Company’s Subsidiaries, or any other similar transaction or event.

(f)          The Board of Directors may not cause the Company to sell, exchange or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions, or approve on behalf of the Company any such sale, exchange or other disposition, without receiving the affirmative vote or consent of the holders of a Share Majority; provided, however, that the foregoing will not limit the ability of the Board of Directors to authorize the Company to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company without the approval of any Member.

(g)          Each merger, consolidation or conversion approved pursuant to this Article X shall provide that all holders of Common Shares shall be entitled to receive the same consideration pursuant to such transaction with respect to each of their Common Shares.

Section 10.4        Certificate of Merger or Conversion.  Upon the required approval by the Board of Directors and the applicable Members of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 10.5        Effect of Merger.

(a)          At the effective time of the certificate of merger:

(i)           all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)           the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)          all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)          all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)          It is the intent of the parties hereto that a merger or consolidation effected pursuant to this Article X shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Section 10.6        Corporate Treatment.  The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Company as a partnership for federal (and applicable state) income tax purposes.  If, however, the Board of Directors determines that it is no longer in the best interests of the Company to continue as a partnership for federal (and applicable state) income tax purposes, the Board of Directors may elect to treat the Company as an association or as a publicly traded partnership taxable as a corporation for federal (and applicable state) income tax purposes.  In the event that the Board of Directors determines the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for federal (and applicable state) income tax purposes, the Company and each Member shall agree to adjustments required by the tax authorities, and the Company shall pay such amounts as required by the tax authorities, to preserve the status of the Company as a partnership.

Section 10.7       Preferred Shares.  Notwithstanding anything to the contrary, (a) the provisions of Section 10.3 are not applicable to the Issued Preferred Shares or the Issued Preferred Holders except as otherwise expressly provided in clause (ii) of Section 10.3(b), (b) voting, approval and consent rights of the Issued Preferred Holders shall be solely as provided for and set forth in the applicable Issued Preferred Shares Designation, (c) the Issued Preferred Holders shall have no voting, approval or consent rights under this Article X and (d) any rights of the Issued Preferred Holders in the event of a merger, consolidation or sale of assets of the Company shall be solely as set forth in the applicable Issued Preferred Shares Designation or as otherwise required by applicable law.

ARTICLE XI

MEMBER MEETINGS

Section 11.1        Member Meetings.

(a)          All acts of Members to be taken hereunder shall be taken in the manner provided in this Article XI.  An annual meeting of the Common Members for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such time and place as the Board of Directors shall specify, which date shall be within 13 months of the last annual meeting of Common Members.  If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, Members and proxyholders not physically present at a meeting of Members may by means of remote communication participate in such meeting and be deemed present in person and vote at such meeting, provided that the Company shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Member or proxyholder, to provide such Members or proxyholders a reasonable opportunity to participate in the meeting and to record the votes or other action made by such Members or proxyholders.

(b)         A failure to hold the annual meeting of the Common Members at the designated time or to elect a sufficient number of Directors to conduct the business of the Company shall not affect otherwise valid acts of the Company or work a forfeiture or dissolution of the Company.  If the annual meeting for election of Directors is not held on the date designated therefor, the Directors shall cause the meeting to be held as soon as is convenient.

(c)          Special meetings of the Members may be called at any time by either (i) the Chairman of the Board, if there be one, or (ii) the Chief Executive Officer, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors (including a majority thereof) or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such meetings.  No Members or group of Members, acting in its or their capacity as Members, shall have the right to call a special meeting of the Members.

Section 11.2         Notice of Meetings of Members.

(a)          Notice, stating the place, day and hour of any annual or special meeting of the Members, as determined by the Board of Directors, and (i) in the case of a special meeting of the Members, the purpose or purposes for which the meeting is called, as determined by the Board of Directors or (ii) in the case of an annual meeting, those matters that the Board of Directors, at the time of giving the notice, intends to present for action by the Members, shall be delivered by the Company not less than 10 calendar days nor more than 60 calendar days before the date of the meeting, in a manner and otherwise in accordance with Section 12.1 to each Record Holder who is entitled to vote at such meeting.  Such further notice shall be given as may be required by Delaware law.  The notice of any meeting of the Members at which Directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Board of Directors intends to present for election.  Only such business shall be conducted at a special meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting.

(b)          The Board of Directors shall designate the place of meeting for any annual meeting or for any special meeting of the Members.  If no designation is made, the place of meeting shall be the principal office of the Company.

Section 11.3        Record Date.  Except as otherwise provided with respect to any Preferred Shares in any applicable Share Designation, for purposes of determining the Members entitled to notice of or to vote at a meeting of the Members, the Board of Directors may set a Record Date, which Record Date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which Record Date shall not be less than 10 nor more than 60 days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern).  If no Record Date is fixed by the Board of Directors, the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held.  A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment or postponement of the meeting; provided, however, that the Board of Directors may fix a new Record Date for the adjourned or postponed meeting.  In such case, the Board of Directors shall also fix as the Record Date for Members entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Members entitled to vote in accordance with the foregoing provisions of this Section 11.3 at the adjourned meeting.

Section 11.4       Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days.  At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 30 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XI.

Section 11.5       Waiver of Notice; Approval of Meeting.  Whenever notice to the Members is required to be given under this Agreement, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, or a waiver by electronic transmission by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written waiver of notice unless so required by resolution of the Board of Directors.  Any Member so waiving notice of a meeting shall be bound by the proceedings of such meeting in all respects as if due notice thereof had been given.  All waivers and approvals shall be filed with the Company records or made part of the minutes of the meeting.

Section 11.6        Quorum; Required Vote for Member Action; Voting for Directors.

(a)          At any meeting of the Common Members, the holders of a majority of the Outstanding Voting Shares of the class or classes or series for which a meeting has been called represented in person or by proxy shall constitute a quorum of such class or classes or series unless any such action by the Common Members requires approval by holders of a greater percentage of Outstanding Voting Shares, in which case the quorum shall be such greater percentage.  The submission of matters to Members for approval and the election of Directors shall occur only at a meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present; provided, however, that the Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Voting Shares specified in this Agreement.  Any meeting of Members may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

(b)          Each Outstanding Common Share shall be entitled to one vote on all matters submitted to Members for approval and in the election of Directors; provided, however, that no Common Share shall be entitled to any voting rights pursuant to any Issued Preferred Shares Designation, including with respect to the election of any Issued Preferred Shares Nonpayment Directors in accordance with the provisions of the applicable Issued Preferred Shares Designation.

(c)         All matters (other than the election of Directors) submitted to Common Members for approval shall be determined by a majority of the votes cast affirmatively or negatively by Members holding Outstanding Voting Shares, unless a greater percentage is required with respect to such matter under the Delaware Act, under the rules of any National Securities Exchange on which the Shares are listed for trading, or under the provisions of this Agreement, in which case the approval of Common Members holding Outstanding Voting Shares that in the aggregate represent at least such greater percentage shall be required.

(d)          Except as provided in Section 5.6 of Article V or in any Share Designation, Directors will be elected by a plurality of the votes cast for a particular position.

Section 11.7        Conduct of a Meeting; Member Lists.

(a)          The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of the Members as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the Members shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following:  (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to Members of record of the Company, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

(b)          The chairman of any meeting of Members shall have the power and duty to determine all matters relating to the conduct of the meeting, including determining whether any nomination or item of business has been properly brought before the meeting in accordance with this Agreement (including whether the Member or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group that solicited) or did not so solicit, as the case may be, proxies in support of such Member’s nominee or proposal in compliance with such Member’s representation), and if the chairman should so determine and declare that any nomination or item of business has not been properly brought before a meeting of Members, then such business shall not be transacted or considered at such meeting and such nomination shall be disregarded.  Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of Members shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)          A complete list of Members entitled to vote at any meeting of Members, arranged in alphabetical order for each class or series of Shares and showing the address of each such Member and the number of Outstanding Voting Shares registered in the name of such Member, shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before the meeting, at the principal place of business of the Company.  The Member list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

Section 11.8        No Action Without a Meeting.  On any matter that is to be voted on, consented to or approved by Members, the Members may only take such action at an annual or special meeting of Members properly brought in accordance with this Agreement.  The ability of Members to consent in writing to the taking of any action is hereby specifically denied.

Section 11.9        Voting and Other Rights.

(a)          Only those Record Holders of Outstanding Voting Shares on the Record Date set pursuant to Section 11.3 shall be entitled to notice of, and to vote at, a meeting of Members or to act with respect to matters as to which the holders of the Outstanding Voting Shares have the right to vote or to act.  All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Voting Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Voting Shares on such Record Date.  The Board of Directors, in its discretion, or the Person acting as chairman of a meeting of the Members, in such Person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b)          With respect to Outstanding Voting Shares that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Outstanding Voting Shares are registered, such other Person shall, in exercising the voting rights in respect of such Outstanding Voting Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Outstanding Voting Shares in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume it is so acting without further inquiry.

Section 11.10      Proxies and Voting.

(a)          On any matter that is to be voted on by Members, the Members may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period.  Any such proxy shall be filed in accordance with the procedure established for the meeting.  For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.  Any copy, facsimile telecommunication, email or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a Member may be substituted or used in lieu of the original writing, telegram, cablegram or transmission for any and all purposes for which the original writing, telegram or cablegram could be used; provided, however, that such copy, facsimile telecommunication, email or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)          In advance of any meeting of the Members, the Board of Directors, by resolution, the Chairman of the Board or the Chief Executive Officer shall appoint one or more inspectors to act at the meeting and make a written report thereof.  One or more other persons may be designated as alternate to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of the Members, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Company.  Each inspector, before assuming the duties of inspector, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of such inspector’s ability.  The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

(c)         With respect to the use of proxies at any meeting of Members, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL, as though the Company were a Delaware corporation and as though the Members were stockholders of a Delaware corporation.

Section 11.11      Notice of Member Business and Nominations.

(a)          Subject to Article V of this Agreement, nominations of Persons for election to the Board of Directors and the proposal of business to be considered by the Members may be made at an annual meeting of Common Members (i) pursuant to the Company’s notice of meeting delivered pursuant to Section 11.2 of this Agreement, (ii) by or at the direction of the Board of Directors, (iii) for nominations to the Board of Directors only, by any holder of Outstanding Voting Shares who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraph (b) or (d) of this Section and who was a Record Holder of a sufficient number of Outstanding Voting Shares as of the Record Date for such meeting to elect one or more members to the Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of Outstanding Voting Shares, or (iv) by any holder of Outstanding Voting Shares who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraphs (c) or (d) of this Section and who is a Record Holder of Outstanding Voting Shares at the time such notice is delivered to the Secretary of the Company.

(b)         For nominations to be properly brought before an annual meeting by a Member pursuant to Section 11.11(a)(iii), the Member must have given timely notice thereof in writing to the Secretary of the Company.  To be timely, a Member’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the date of the immediately preceding annual meeting of Members; provided, however, that, in the case of the Company’s first annual meeting, or if the annual meeting is called for a date that is more than twenty-five (25) days before or after the anniversary of the previous year’s annual meeting, notice by the Member in order to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the annual meeting was posted to the Members or the day on which public disclosure of the date of the annual meeting is first made (which may be the date on which proxy materials for such meeting are first mailed).  In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Member’s notice as described in this Section 11.11(b).  Such Member’s notice shall set forth:  (A) as to each Person whom the Member proposes to nominate for election or reelection as a Director all information relating to such Person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act, including such Person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected and (B) as to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such Member, as they appear on the Company’s books, and of such beneficial owner, the class or series and number of Shares of the Company which are owned beneficially and of record by such Member and such beneficial owner.  Such holder shall be entitled to nominate as many candidates for election to the Board of Directors as would be elected assuming such holder cast the precise number of votes necessary to elect each candidate and no more votes were cast by such holder or any other holder for such candidates.

(c)          For nominations or other business to be properly brought before an annual meeting by a Member pursuant to Section 11.11(a)(iv), (i) the Member must have given timely notice thereof in writing to the Secretary of the Company, (ii) such business must be a proper matter for Member action under this Agreement and the Delaware Act, (iii) if the Member, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a Solicitation Notice, such Member or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Company’s Outstanding Shares required under this Agreement or Delaware law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Company’s Outstanding Voting Shares reasonably believed by such Member or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such Member, and must, in either case, have included in such materials the Solicitation Notice and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 11.11, the Member or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.  To be timely, a Member’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary of the date on which the Company first made publicly available (whether by mailing, by filing with the Commission or by posting on an internet web site) its proxy materials for the immediately preceding annual meeting of Common Members; provided, however, that, in the case of the Company’s first annual meeting, or if the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary of the previous year’s annual meeting, notice by the Member in order to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the annual meeting was posted to the Members or the day on which public disclosure of the date of the annual meeting is first made (which may be the date on which proxy materials for such meeting are first made publicly available, whether by mailing, by filing with the Commission or by posting on an internet web site).  In no event shall the public announcement or postponement of an annual meeting commence a new time period for the giving of a Member’s notice as described in this Section 11.11(c).  Such Member’s notice shall set forth:  (A) as to each Person whom the Member proposes to nominate for election or reelection as a Director all information relating to such Person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such Person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the Member proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Member and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such Member, as they appear on the Company’s books, and of such beneficial owner, the class or series and number of Shares of the Company which are owned beneficially and of record by such Member and such beneficial owner, and whether either such Member or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s Outstanding Voting Shares required under this Agreement or Delaware law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s Outstanding Shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).  This Section shall be the exclusive means for a Member to make business proposals before a special meeting of Members (other than matters properly bought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting).  Subject to Rule 14a-8 under the Exchange Act, nothing in this Agreement shall be construed to permit any Member, or give any Member the right, to include or have disseminated or described in the Company’s proxy statement any business proposal.

(d)        Notwithstanding anything in the second sentence of Section 11.11(b) or the first sentence of Section 11.11(c) to the contrary, if the number of Directors to be elected to the Board of Directors is increased (except as may be the result of an Issued Preferred Shares Nonpayment Board Expansion) and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 90 days prior to the anniversary of the date on which the Company first made publicly available (whether by mailing, by filing with the Commission or by posting on an internet web site) its proxy materials for the immediately preceding annual meeting of Common Members, then a Member’s notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

(e)         Only such business shall be conducted at a special meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting pursuant to Section 11.2 of this Agreement.  Subject to Section 5.6 of this Agreement, nominations of Persons for election to the Board of Directors may be made at a special meeting of Members at which Directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board of Directors, (ii) by any holder of Outstanding Voting Shares who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraph (b) or (d) of this Section 11.11 and who was a Record Holder of a sufficient number of Outstanding Voting Shares as of the Record Date for such meeting to elect one or more members to the Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of Outstanding Voting Shares, or (iii) by any holder of Outstanding Voting Shares who is entitled to vote at the meeting, who complies with the notice procedures set forth in paragraph (c) or (d) of this Section and who is a Record Holder of Outstanding Voting Shares at the time such notice is delivered to the Secretary of the Company.  Nominations by Members of Persons for election to the Board of Directors may be made at such a special meeting of Members if the Member’s notice as required by Section 11.11(b) or Section 11.11(c) shall be delivered to the Secretary of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  Holders of Outstanding Voting Shares making nominations pursuant to Section 11.11(e)(ii) shall be entitled to nominate the number of candidates for election at such special meeting as provided in Section 11.11(b) for an annual meeting.

(f)          Except to the extent otherwise provided in Article V with respect to vacancies, only Persons who are nominated in accordance with the procedures set forth in this Section shall be eligible to serve as Directors and only such business shall be conducted at a meeting of Members as shall have been brought before the meeting in accordance with the procedures set forth in this Section.  Except as otherwise provided herein or required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section and, if any proposed nomination or business is not in compliance with this Section, to declare that such defective proposal or nomination shall be disregarded.

(g)         Notwithstanding the foregoing provisions of this Section, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section.  Nothing in this Section shall be deemed to affect any rights of Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h)         Notwithstanding anything to the contrary, the provisions of this Article XI shall not entitle the Issued Preferred Holders to any voting, approval or consent rights or, except as otherwise provided by Section 2.7(b)(ii) or 2.7(c) of the applicable Issued Preferred Shares Designation, to participate in any meeting of the Members.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1        Addresses and Notices.  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below.  Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Shares at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Shares by reason of any assignment or otherwise.  An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 12.1 executed by the Company, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.  If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members.  Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to Section 2.3.  The Board of Directors and the officers of the Company may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

Section 12.2        Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.3        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 12.4        Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 12.5        Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 12.6       Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 12.7        Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Share, upon accepting the Certificate evidencing such Share.

Section 12.8        Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  Each Member (i) irrevocably submits to the non-exclusive jurisdiction and venue of any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail.  Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 12.9        Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 12.10     Consent of Members.  Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Section 12.11      Facsimile Signatures.  The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Company on certificates representing Shares is expressly permitted by this Agreement.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

FORTRESS TRANSPORTATION AND
INFRASTRUCTURE INVESTORS LLC

By:	/s/ Scott Christopher
Name: Scott Christopher
Title: Chief Financial Officer

[Signature Page to Amended and Restated Limited Liability Company Agreement]

EXHIBIT A

Common Shares	Common Shares

Fortress Transportation and Infrastructure Investors LLC

Formed under the laws of the State of Delaware

CUSIP __________
 SEE REVERSE FOR DEFINITIONS

THIS CERTIFICATE IS TRANSFERABLE
IN NEW YORK, NEW YORK

THIS CERTIFIES THAT

is the owner of

Common Shares of Fortress Transportation and Infrastructure Investors LLC

(hereinafter called the “Company”) transferable on the books of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed.  This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness, the facsimile signatures of the duly authorized officers of the Company.

Dated

Chief Financial Officer	Chief Executive Officer

Countersigned and registered:

American Stock Transfer & Trust Company, LLC
(New York, NY)
Transfer Agent & Registrar

Authorized Signature

Reverse of Certificate
 ABBREVIATIONS

The holder of this certificate, by acceptance of this certificate, shall be deemed to have (i) requested admission as, and agreed to become, a member of the Company, (ii) agreed to comply with, and be bound by, the terms of the Third Amended and Restated Limited Liability Company Agreement of the Company, as amended, supplemented or restated from time to time (the “Company Agreement”), (iii) granted the powers of attorney provided for in the Company Agreement, and (iv) made the waivers and given the consents and approvals contained in the Company Agreement.  The Company will furnish without charge to each Member who so requests a copy of the Company Agreement.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -- as tenants in common
TEN ENT -- as tenants by the entireties
JT TEN -- as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT --		Custodian
	(Cust)		(Minor)
under Uniform Transfers/Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED,                                               hereby sell, assign and transfer unto
Please insert Social Security or other
identifying number of Assignee

(Please print or typewrite name and address, including zip code, of Assignee)

                                              shares represented by the Certificate, and do hereby irrevocably constitute and appoint                                              Attorney to transfer the said shares on the books of the Company with full power of substitution in the premises.

Dated

NOTICE:  THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

EXHIBIT B

8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares	8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares

Fortress Transportation and Infrastructure Investors LLC

Formed under the laws of the State of Delaware

No.	CUSIP ________ SEE REVERSE FOR DEFINITIONS
THIS CERTIFICATE IS TRANSFERABLE
 IN NEW YORK, NEW YORK

THIS CERTIFIES THAT

is the owner of

8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred
Shares of Fortress Transportation and Infrastructure Investors LLC

(hereinafter called the “Company”) transferable on the books of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed.  This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness, the facsimile signatures of the duly authorized officers of the Company.

Dated

Chief Financial Officer	Chief Executive Officer

Countersigned and registered:

American Stock Transfer & Trust Company, LLC
(New York, NY)
Transfer Agent & Registrar

Authorized Signature

Reverse of Certificate
 ABBREVIATIONS

Cumulative distributions on each 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share shall be payable at the applicable rate provided in the Company Agreement (as defined below).

The holder of this certificate, by acceptance of this certificate, shall be deemed to have (i) requested admission as, and agreed to become, a member of the Company, (ii) agreed to comply with, and be bound by, the terms of the Third Amended and Restated Limited Liability Company Agreement of the Company, as amended, supplemented or restated from time to time (the “Company Agreement”), (iii) granted the powers of attorney provided for in the Company Agreement, and (iv) made the waivers and given the consents and approvals contained in the Company Agreement.  The Company will furnish without charge to each Member who so requests a copy of the Company Agreement.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -- as tenants in common
TEN ENT -- as tenants by the entireties
JT TEN -- as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT --		Custodian
	(Cust)		(Minor)
under Uniform Transfers/Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED,                                            hereby sell, assign and transfer
unto
Please insert Social Security or other
identifying number of Assignee

(Please print or typewrite name and address, including zip code, of Assignee)

                                              8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares represented by the Certificate, and do hereby irrevocably constitute and appoint                                              Attorney to transfer the said 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares on the books of the Company with full power of substitution in the premises.

Dated

NOTICE:  THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

EXHIBIT C

8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares	8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares

Fortress Transportation and Infrastructure Investors LLC

Formed under the laws of the State of Delaware

No.	CUSIP __________ SEE REVERSE FOR DEFINITIONS
THIS CERTIFICATE IS TRANSFERABLE
IN NEW YORK, NEW YORK

THIS CERTIFIES THAT

is the owner of 8.00%

Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred
Shares of Fortress Transportation and Infrastructure Investors LLC

(hereinafter called the “Company”) transferable on the books of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed.  This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness, the facsimile signatures of the duly authorized officers of the Company.

Dated

Chief Financial Officer	Chief Executive Officer

Countersigned and registered:

American Stock Transfer & Trust Company, LLC
(New York, NY)
Transfer Agent & Registrar

Authorized Signature

Reverse of Certificate
ABBREVIATIONS

Cumulative distributions on each 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share shall be payable at the applicable rate provided in the Company Agreement (as defined below).

The holder of this certificate, by acceptance of this certificate, shall be deemed to have (i) requested admission as, and agreed to become, a member of the Company, (ii) agreed to comply with, and be bound by, the terms of the Third Amended and Restated Limited Liability Company Agreement of the Company, as amended, supplemented or restated from time to time (the “Company Agreement”), (iii) granted the powers of attorney provided for in the Company Agreement, and (iv) made the waivers and given the consents and approvals contained in the Company Agreement.  The Company will furnish without charge to each Member who so requests a copy of the Company Agreement.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -- as tenants in common
TEN ENT -- as tenants by the entireties
JT TEN -- as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT --		Custodian
	(Cust)		(Minor)
under Uniform Transfers/Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED,                                            hereby sell, assign and transfer
unto
Please insert Social Security or other identifying number of Assignee

(Please print or typewrite name and address, including zip code, of Assignee)

                                              8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares represented by the Certificate, and do hereby irrevocably constitute and appoint                                              Attorney to transfer the said 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares on the books of the Company with full power of substitution in the premises.

Dated

NOTICE:  THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.

ANNEX A

FORTRESS TRANSPORTATION AND INFRASTRUCTURES INVESTORS LLC
SHARE DESIGNATION WITH RESPECT TO THE
SERIES A PREFERRED SHARES

This SHARE DESIGNATION (this “Series A Preferred Share Designation”) of Fortress Transportation and Infrastructures Investors LLC (the “Company”) is dated as of September 12, 2019.  Capitalized terms used in this Series A Preferred Share Designation without definition shall have the respective meanings ascribed thereto in the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 12, 2019, as it may be amended, supplemented or restated from time to time (the “Operating Agreement”).

WHEREAS, Section 3.2(c) of the Operating Agreement provides that the Company may, without the consent or approval of any Members, issue additional Shares with such designations, preferences, rights, powers and duties as shall be fixed by the Board of Directors and reflected in a written action or actions approved by the Board of Directors in compliance with Section 5.1 of the Operating Agreement; and

WHEREAS, Section 3.2(e) of the Operating Agreement provides that the Board of Directors may, without the consent or approval of any Members, amend the Operating Agreement and make any filings under the Delaware Act or otherwise to the extent the Board of Directors determines that it is necessary or desirable in order to effectuate any issuance of Shares pursuant to Article III of the Operating Agreement; and

WHEREAS, the Board of Directors has authorized the issuance of a series of Preferred Shares with such designations, preferences, rights, powers and duties as reflected in this Series A Preferred Share Designation.

NOW, THEREFORE, the Board hereby fixes and reflects the designations, preferences, rights, powers and duties of such Preferred Shares as follows:

Annex A - 1

ARTICLE I

DEFINITIONS

Section 1.1        Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Series A Preferred Share Designation:

“Calculation Agent” means the calculation agent for the Series A Preferred Shares, which shall be appointed by the Company prior to the commencement of the Floating Rate Period and shall be a third party independent financial institution of national standing with experience providing services as a calculation agent.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership, limited liability company or business trust, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company; and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person (but excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock).

“Change of Control” means the occurrence of the following:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50.0% of the voting power of the Company’s Voting Stock; or

(b) (i) all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (ii) the Company consolidates, amalgamates or merges with or into another person or any person consolidates, amalgamates or merges with or into the Company, in either case under this clause (b), in one transaction or a series of related transactions in which immediately after the consummation thereof persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Company, or the applicable surviving or transferee person; provided that this clause shall not apply (A) in the case where immediately after the consummation of the transactions Permitted Holders, directly or indirectly, beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee person, or (B) to any consolidation, amalgamation or merger of the Company with or into (1) a corporation, limited liability company or partnership or (2) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50.0% or more of the voting power of the total outstanding Voting Stock of such entity.

Annex A - 2

For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clause (a) of this definition; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

Solely for purposes of this definition, the following definitions shall apply:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Company’s senior unsecured notes” means (a) the Company’s 6.75% Senior Notes due 2022, (b) the Company’s 6.50% Senior Notes due 2025 and (c) any similar series of capital markets debt securities of the Company issued after September 12, 2019.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Fortress” means Fortress Investment Group LLC.

“Management Group” means at any time, the Chairman of the Board of Directors, any President, any Executive Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any of the Company’s subsidiaries at such time.

“Permitted Holders” means, collectively, Fortress, its Affiliates and the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

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“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Restricted Subsidiary” means any “Restricted Subsidiary” under the Company’s senior unsecured notes.

“Subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means a subsidiary of the Company, 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by the Company or by one or more Wholly-Owned Subsidiaries of the Company.

“Company” has the meaning assigned to such term in the preamble to this Series A Preferred Share Designation.

“Distribution Determination Date” has the meaning assigned to such term in Section 2.3(a) of this Series A Preferred Share Designation.

“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2019, as may be adjusted during the Floating Rate Period pursuant to Section 2.3(b) of this Series A Preferred Share Designation.

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“Distribution Period” means the period from, and including, each Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which will be the period from, and including, September 12, 2019, to, but excluding, December 15, 2019.

“Fixed Rate Period” has the meaning set forth in Section 2.3(a) of this Series A Preferred Share Designation.

“Floating Rate Period” has the meaning set forth in Section 2.3(a) of this Series A Preferred Share Designation.

“IFA” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”

“Junior Securities” means the Common Shares and any other class or series of the Company’s Capital Stock over which the Series A Preferred Shares have preference or priority in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

“LIBOR Event” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”

“Liquidation” has the meaning assigned to such term in Section 2.8(a) of this Series A Preferred Share Designation.

“London Banking Day” means any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.

“Nonpayment” has the meaning set forth in Section 2.7(b)(i) of this Series A Preferred Share Designation.

“Operating Agreement” has the meaning assigned to such term in the preamble to this Series A Preferred Share Designation.

“Other Voting Preferred Shares” has the meaning assigned to such term in Section 2.7(b) of this Series A Preferred Share Designation.

“Parity Securities” means any class or series of the Company’s Capital Stock that ranks equally with the Series A Preferred Shares in the payment of distributions and in the distribution of assets on the Company’s liquidation, dissolution or winding up.

“Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of September 12, 2019 for purposes of assigning ratings to securities with features similar to the Series A Preferred Shares, which change results in (a) any shortening of the length of time for which the criteria in effect as of September 12, 2019 are scheduled to be in effect with respect to the Series A Preferred Shares, or (b) a lower equity credit being given to the Series A Preferred Shares than the equity credit that would have been assigned to the Series A Preferred Shares by such rating agency pursuant to the criteria in effect as of September 12, 2019.

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“Senior Securities” means any class or series of the Company’s Capital Stock that has preference or priority over the Series A Preferred Shares in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

“Series A Holder” means, with respect to any Series A Preferred Shares, the Record Holder of such Series A Preferred Shares.

“Series A Liquidation Preference” means $25.00 per Series A Preferred Share.

“Series A Nonpayment Board Expansion” has the meaning assigned to such term in Section 2.7(b) of this Series A Preferred Share Designation.

“Series A Nonpayment Directors” has the meaning assigned to such term in Section 2.7(b) of this Series A Preferred Share Designation.

“Series A Nonpayment Meeting” has the meaning assigned to such term in Section 2.7(b) of this Series A Preferred Share Designation.

“Series A Preferred Share” means a 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Share having the designations, preferences, rights, powers and duties set forth in this Series A Preferred Share Designation and the Operating Agreement to which this Series A Preferred Share Designation is a part.

“Series A Record Date” means, with respect to any Distribution Payment Date, the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by the Board of Directors as the Record Date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.

“Tax Redemption Event” means, after September 12, 2019, due to (a) an amendment to, or a change in official interpretation of, the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) the Company is advised by nationally recognized counsel or a “Big Four” accounting firm that the Company will be treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) the Company files an IRS Form 8832 (or successor form) electing that the Company be treated as an association taxable as a corporation for U.S. Federal income tax purposes.

“Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period (the “Three-Month LIBOR Rate”), as that rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Distribution Determination Date, provided that:

(a)          If no offered rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) on the relevant Distribution Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Company, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

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(b)           If at least two quotations are not provided pursuant to paragraph (a) of this definition, the Calculation Agent, in consultation with the Company, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Distribution Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Distribution Period in an amount of at least $1,000,000. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(c)           If at least three quotations are not provided pursuant to paragraph (b) of this definition, Three-Month LIBOR for the next Distribution Period will be equal to Three-Month LIBOR in effect for the then-current Distribution Period or, in the case of the first Distribution Period in the Floating Rate Period, the most recent Three-Month LIBOR Rate on which Three-Month LIBOR could have been determined in accordance with the first sentence of this paragraph had the distribution rate been a floating rate during the Fixed Rate Period.

In the event that Three-Month LIBOR is less than zero, Three-Month LIBOR shall be deemed to be zero.

Notwithstanding the foregoing clauses (a), (b) and (c):

(i)          If the Calculation Agent determines on the relevant Distribution Determination Date that LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities like the Series A Preferred Shares (a “LIBOR Event”), then the Calculation Agent will use a substitute or successor base rate that it has determined, in consultation with the Company, is the most comparable to LIBOR; provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

(ii)        If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent, in consultation with the Company, may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to LIBOR, or any adjustment to the applicable spread thereon, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

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Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that there is no alternative rate that is a substitute or successor base rate for LIBOR, the Calculation Agent may, in its sole discretion, or if the Calculation Agent fails to do so, the Company may, appoint an independent financial advisor (“IFA”) to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be binding on the Company, the Calculation Agent and the Series A Holders. If a LIBOR Event has occurred, but for any reason an alternative rate has not been determined, an IFA has not determined an appropriate alternative rate and adjustments or an IFA has not been appointed, Three-Month LIBOR for the next Distribution Period to which the Distribution Determination Date relates shall be Three-Month LIBOR as in effect for the then-current Distribution Period; provided, that if this sentence is applicable with respect to the first Distribution Period in the Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Fixed Rate Period will remain in effect during the Floating Rate Period.

“Three-Month LIBOR Rate” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”

ARTICLE II

TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES A PREFERRED SHARES

Section 2.1       Designation. The Series A Preferred Shares are hereby designated and created as a series of Preferred Shares. Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share. The Series A Preferred Shares shall not be “Voting Shares” for purposes of the Operating Agreement.

Section 2.2       Initial Issuance; Additional Shares.  The Series A Preferred Shares shall consist of 3,450,000 Series A Preferred Shares as of September 12, 2019. The number of authorized Series A Preferred Shares may from time to time, without the consent or approval of holders of the Series A Preferred Shares, be increased (subject to Section 3.2(d) of the Operating Agreement) or decreased (but not below the number of Series A Preferred Shares then Outstanding) by the Board of Directors.  The Company may, from time to time, without the consent or approval of holders of the Series A Preferred Shares, issue additional Series A Preferred Shares in accordance with Section 3.2(c) of the Operating Agreement; provided that, if the additional Series A Preferred Shares are not fungible for U.S. federal income tax purposes with the Series A Preferred Shares issued on September 12, 2019, the additional shares shall be issued under a separate CUSIP number.  If the Company issues additional Series A Preferred Shares, distributions on those additional Series A Preferred Shares will accrue from the most recent Distribution Payment Date prior to the issuance of such additional Series A Preferred Shares at the then-applicable distribution rate.

Section 2.3        Distributions.

(a)          Distribution Rate.

(i)          Each Series A Holder will be entitled to receive, with respect to each Series A Preferred Share held by such Series A Holder, only when, as, and if declared by the Board of Directors, out of funds legally available for such purpose, cumulative cash distributions based on the Series A Liquidation Preference, at a rate equal to (i) from, and including, September 12, 2019 to, but excluding, September 15, 2024 (the “Fixed Rate Period”), 8.25% per annum, and (ii) beginning September 15, 2024 (the “Floating Rate Period”), Three-Month LIBOR plus a spread of 688.6 basis points per annum.

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(ii)         The distribution rate for each Distribution Period in the Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the second London Banking Day prior to the beginning of the Distribution Period, which date is referred to as the “Distribution Determination Date” for the relevant Distribution Period. The Calculation Agent then will add Three-Month LIBOR as determined on the Distribution Determination Date and the spread of 688.6 basis points and that sum will be the distribution rate for the applicable Distribution Period. Once the distribution rate for the Series A Preferred Shares is determined, the Calculation Agent will deliver that information to the Company and the Transfer Agent for the Series A Preferred Shares. Absent manifest error, the Calculation Agent’s determination of the distribution rate for a Distribution Period for the Series A Preferred Shares will be final.

(b)        Distribution Payments.  When, as, and if declared by the Board of Directors, the Company will pay cash distributions on the Series A Preferred Shares quarterly in arrears on each Distribution Payment Date.  The Company will pay cash distributions to the Series A Holders as they appear on the Company’s share register on the applicable Series A Record Date.  So long as the Series A Preferred Shares are held of record by the nominee of the Depositary, distributions declared on the Series A Preferred Shares will be paid to the Depositary in same-day funds on each Distribution Payment Date. The Depositary will credit accounts of its participants in accordance with the Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Shares in accordance with the instructions of such beneficial owners.  If any Distribution Payment Date on or prior to September 15, 2024 is a day that is not a business day, then declared distributions with respect to that Distribution Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Distribution Payment Date after September 15, 2024 is a day that is not a business day, then the Distribution Payment Date will be the immediately succeeding business day, and distributions will accrue to, but not including, the Distribution Payment Date. As used in this Section 2.3(b), “business day” means, (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed and, (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.

(c)         Conventions.  The Company will calculate distributions on the Series A Preferred Shares for the Fixed Rate Period on the basis of a 360-day year consisting of twelve 30-day months.  The Company will calculate distributions on the Series A Preferred Shares for the Floating Rate Period on the basis of the actual number of days in a Distribution Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

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(d)         Terms of Accrual.  With respect to Series A Preferred Shares that are redeemed, distributions on such Series A Preferred Shares will cease to accrue after the applicable redemption date, unless the Company defaults in the payment of the redemption price of such Series A Preferred Shares called for redemption. Distributions on the Series A Preferred Shares will accrue from September 12, 2019 or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not the Company has earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series A Preferred Shares which may be in arrears, and Series A Holders will not be entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described in Section 2.3(a) of this Series A Preferred Share Designation and this Section 2.3(d).

(e)         Limitations following Non-Payment of Distributions.  While any Series A Preferred Shares remain Outstanding, unless the full cumulative distributions for all past Distribution Periods on all Outstanding Series A Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:

(i)          no distribution will be declared and paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities);

(ii)        no Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company, or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to September 12, 2019), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and

(iii)       no Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Series A Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).

The foregoing limitations in clauses (i), (ii) and (iii) of this Section 2.3(e)  shall not apply to (A) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Company’s employment, severance, or consulting agreements) of the Company or of any of the Company’s subsidiaries and (B) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.

(f)          Shorter Distribution Periods for Junior Securities or Parity Securities.  To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Series A Preferred Shares (e.g., monthly rather than quarterly), the Board of Directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the Board of Directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Series A Preferred Shares on the next Distribution Payment Date.

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(g)          Distributions in Arrears.

(i)         Accumulated distributions in arrears on Series A Preferred Shares for any past Distribution Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Distribution Payment Date, to Series A Holders on the Record Date for such payment, which may not be less than 10 days before such distribution.  Any such payment shall be made in accordance with Section 2.3(b).

(ii)       Subject to the next succeeding sentence, if all accumulated distributions in arrears on all Series A Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective Distribution Payment Dates, commencing with the earliest Distribution Payment Date. If less than all distributions payable with respect to all Series A Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series A Preferred Shares and Parity Securities at such time.

(h)          Distributions on Junior Securities.  Subject to the conditions described in Sections 2.3(e) and 2.3(f) of this Series A Preferred Share Designation, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by the Board of Directors, may be declared and paid on the Common Shares and any other Junior Securities from time to time out of any funds legally available for such payment, and the Series A Holders will not be entitled to participate in those distributions.

(i)          The Company intends to treat the right to cumulative cash distributions described in Section 2.3(a) of this Series A Preferred Share Designation (when declared or, if undeclared, upon a redemption of the Series A Preferred Shares or a liquidation of the Company) as a “guaranteed payment” within the meaning of Section 707(c) of the Code.

Section 2.4        Rank.

(a)          With respect to the payment of distributions and rights (including redemption rights) upon the Company’s liquidation, dissolution or winding up, the Series A Preferred Shares shall rank:

(i)          senior and prior to the Common Shares and any class or series of Preferred Shares that by its terms is designated as ranking junior to the Series A Preferred Shares;

(ii)         pari passu with any class or series of Preferred Shares that by its terms is designated as ranking equal to the Series A Preferred Shares or does not state that it is junior or senior to the Series A Preferred Shares; and

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(iii)        junior to any class or series of Preferred Shares that is expressly designated as ranking senior to the Series A Preferred Shares (subject to receipt of any requisite consents prior to issuance).

Section 2.5        Optional Redemption; Distribution Rate Step-Up following a Change of Control.

(a)          Optional Redemption on or after September 15, 2024.  The Company may redeem the Series A Preferred Shares, in whole or in part, at its option, at any time or from time to time on or after September 15, 2024, at a redemption price equal to $25.00 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.

(b)          Optional Redemption Following a Rating Event.  At any time within 120 days after the conclusion of any review or appeal process instituted by the Company following the occurrence of a Rating Event, the Company may, at its option, redeem the Series A Preferred Shares in whole, but not in part, prior to September 15, 2024, at a redemption price per Series A Preferred Share equal to $25.50, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.

(c)          Optional Redemption following a Tax Redemption Event.  If a Tax Redemption Event occurs, the Company may, at its option, redeem the Series A Preferred Shares, in whole but not in part, prior to September 15, 2024 and  within 60 days after the occurrence of such Tax Redemption Event, at a redemption price of $25.25 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.

(d)          Optional Redemption following a Change of Control; Distribution Rate Step-Up following a Change of Control.  If a Change of Control occurs, the Company may, at its option, redeem the Series A Preferred Shares, in whole but not in part, prior to September 15, 2024 and within 60 days after the occurrence of such Change of Control, at a redemption price of $25.25 per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. If a Change of Control occurs (whether before, on or after September 15, 2024) and the Company does not give notice prior to the 31st day following the Change of Control to redeem all the Outstanding Series A Preferred Shares, the distribution rate per annum on the Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control.

Section 2.6        Redemption Procedures.

(a)         If the Company elects to redeem any Series A Preferred Shares, the Company will provide notice to the Series A Holders of the Series A Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series A Preferred Shares are held in book-entry form through the Depositary, the Company may give this notice in any manner permitted by the Depositary).  Any notice given as provided in this Section 2.6 will be conclusively presumed to have been duly given, whether or not the Series A Holder receives such notice, and any defect in such notice or in the provision of such notice to any Series A Holder of Series A Preferred Shares designated for redemption will not affect the redemption of any other Series A Preferred Shares.  Each notice of redemption shall state:

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(i)          the redemption date;

(ii)         the redemption price;

(iii)        if fewer than all Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed; and

(iv)        the manner in which the Series A Holders of Series A Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.

(b)          If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been deposited by the Company in trust with a bank or the Depositary for the benefit of the Series A Holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date such Series A Preferred Shares will no longer be deemed Outstanding for any purpose, all distributions with respect to such Series A Preferred Shares shall cease to accrue after the redemption date and all rights of the Series A Holders of such Series A Preferred Shares will terminate, except the right to receive the redemption price, without interest.

(c)         In the case of any redemption of only part of the Series A Preferred Shares at the time Outstanding, the Series A Preferred Shares to be redeemed will be selected either pro rata or by lot.  Subject to the provisions of this Series A Preferred Share Designation and applicable law, the Board of Directors will have the full power and authority to prescribe the terms and conditions upon which Series A Preferred Shares may be redeemed from time to time.

(d)          Any redemption of the Series A Preferred Shares pursuant to Section 2.5 shall be effected only out of funds legally available for such purpose.

Section 2.7        Voting Rights.

(a)          Generally No Voting Rights; Votes Per Share.  Notwithstanding any provision in the Operating Agreement to the contrary, Series A Holders will not have any voting rights, except as set forth in this Section 2.7 or as otherwise required by applicable law. To the extent that Series A Holders are entitled to vote, each Series A Holder will have one vote per Series A Preferred Share, except that when Parity Securities have the right to vote with the Series A Preferred Shares as a single class on any matter, the Series A Preferred Shares and such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).

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(b)          Voting Rights Upon Nonpayment of Distributions.

(i)          Whenever distributions on any Series A Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive (a “Nonpayment”), the number of Directors then constituting the Board of Directors will be automatically increased by two (any such increase, a “Series A Nonpayment Board Expansion”) if not already increased by two by reason of the election of Directors by the holders of any Other Voting Preferred Shares and the holders of the Series A Preferred Shares, voting together as a single class.  The Series A Holders, voting together as a single class with the holders of any series of Parity Securities then Outstanding upon which like voting rights have been conferred and are exercisable (any such series, “Other Voting Preferred Shares”), will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the election of those two additional Directors (“Series A Nonpayment Directors”) at a special meeting of the Series A Holders (any such meeting, a “Series A Nonpayment Meeting”) and the holders of such Other Voting Preferred Shares and at each subsequent annual meeting of Common Members at which such Series A Nonpayment Directors are up for re-election; provided that when all distributions accumulated on the Series A Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of Series A Holders to elect any Directors will cease and, unless there are any Other Voting Preferred Shares that are then entitled to vote for the election of Directors, the term of office of the Series A Nonpayment Directors will forthwith terminate, the Series A Nonpayment Directors elected by Series A Holders shall immediately resign and the number of Directors constituting the Board of Directors shall be reduced accordingly. However, the right of the Series A Holders and holders of any Other Voting Preferred Shares to elect two additional Directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as set forth in this Section 2.7(b)(i). In no event shall the Series A Holders be entitled pursuant to these voting rights to elect a Director that would cause the Company to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of the Company’s Capital Stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of Directors elected by Series A Holders and holders of any Other Voting Preferred Shares exceed two.

(ii)         Following a Nonpayment, the Company may (in accordance with Section 11.1(c) of the Operating Agreement), and upon the written request of any Series A Holders (addressed to the Company) shall, call a Series A Nonpayment Meeting for the election of the Series A Nonpayment Directors by the Series A Holders and the Other Voting Preferred Shares.  The Company shall, in its sole discretion, determine a date and a Record Date for such Series A Nonpayment Meeting, provide notice of such Series A Nonpayment Meeting and conduct such Series A Nonpayment Meeting, in each case applying procedures consistent with Article XI of the Operating Agreement.  Any subsequent annual meeting of Common Members at which such Series A Nonpayment Directors are up for re-election shall be called and held applying procedures consistent with Article XI of the Operating Agreement as if references to (A) Members and Common Members and (B) Outstanding Voting Shares were, solely with respect to the Series A Nonpayment Directors, references to Series A Holders and to Series A Preferred Shares, mutatis mutandis.

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(iii)        If, at any time when the voting rights conferred upon the Series A Preferred Shares are exercisable, any vacancy in the office of a Director elected pursuant to the procedures described in this Section 2.7(b) shall occur, then such vacancy may be filled only by the remaining Director or by the affirmative vote of a majority of the votes entitled to be cast by the Series A Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series A Holders and holders of any such Other Voting Preferred Shares.  Any Director elected or appointed pursuant to the procedures described in this Section 2.7(b) may be removed at any time, with or without cause, only by the affirmative vote of Series A Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series A Holders and holders of any such Other Voting Preferred Shares, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the Series A Holders and holders of Other Voting Preferred Shares that are then entitled to vote for the election of Directors, and may not be removed by the holders of the Common Shares.

(c)          Additional Voting Rights.  While any Series A Preferred Shares remain Outstanding, the Company will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series A Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized Capital Stock into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Operating Agreement (including this Series A Preferred Share Designation), including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series A Preferred Shares; provided that in the case of the foregoing clause (ii), if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the classes or series of the Other Voting Preferred Shares (including the Series A Preferred Shares for this purpose), only the consent of the holders of at least 66 2/3% in voting power of the Outstanding shares of the classes or series so affected, voting as a class, shall be required in lieu of (or, if such consent shall be required by law, in addition to) the consent of the holders of 66 2/3% of the Other Voting Preferred Shares (including the Series A Preferred Shares for this purpose) as a class. Any such vote of the Series A Holders shall be called and held in accordance with Section 9.1 of the Operating Agreement, applying procedures consistent with Article XI of the Operating Agreement as if references to (A) Members and Common Members and (B) Outstanding Voting Shares were, solely with respect to such matters to be voted on by the Series A Holders, references to Series A Holders and to Series A Preferred Shares, mutatis mutandis.

(d)          Creation and Issuance of Parity Securities and Junior Securities.  The Company may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any Series A Holders; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all Outstanding Series A Preferred Shares shall have been, or contemporaneously are, declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.

(e)         No Voting Rights Following Certain Redemption Events.  The voting rights of the Series A Holders shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all Outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and the Company shall have set aside sufficient funds for the benefit of Series A Holders to effect the redemption.

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(f)          Notwithstanding anything to the contrary in this Section 2.7, none of the following will be deemed to affect the powers, preferences or special rights of the Series A Preferred Shares:

(i)          any increase in the amount of authorized Common Shares or authorized Preferred Shares, or any increase or decrease in the number of shares of any series of Preferred Shares, or the authorization, creation and issuance of other classes or series of Capital Stock, in each case ranking on parity with or junior to the Series A Preferred Shares as to distributions or distribution of assets upon the Company’s liquidation, dissolution or winding up;

(ii)         a merger or consolidation of the Company with or into another entity in which the Series A Preferred Shares remain Outstanding with identical terms as existing immediately prior to such merger or consolidation; and

(iii)        a merger or consolidation of the Company with or into another entity in which the Series A Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Series A Preferred Shares.

Section 2.8        Liquidation Rights.

(a)          Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up (“Liquidation”), the Series A Holders shall be entitled to be paid out of the Company’s assets legally available for distribution to the Members, before any distribution of assets is made to holders of the Common Shares or any other Junior Securities, a liquidating distribution in the amount of the Series A Liquidation Preference per Series A Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidation distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidation distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment to the Series A Holder of the full amount of the liquidating distributions to which the Series A Holders are entitled, the Series A Holders shall have no right or claim to any of the Company’s remaining assets.

(b)          Distributions to Series A Holders will be made only to the extent that the Company’s assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Shares. If, in the event of a Liquidation, the Company is unable to pay full liquidating distributions to the Series A Holders in accordance with the foregoing provisions of this Section 2.8 and to all Parity Securities in accordance with the terms thereof, then the Company shall distribute its assets to those holders ratably in proportion to the liquidating distributions which they would otherwise have received.

(c)          Nothing in this Section 2.8 shall entitle the Series A Holders to be paid any amount upon the occurrence of a Liquidation until holders of any classes or series of Senior Securities ranking, as to the distribution of assets upon a Liquidation, senior to the Series A Preferred Shares have been paid all amounts to which such classes or series of Senior Securities are entitled.

Annex A - 16

(d)         For the purposes of this Series A Preferred Share Designation, the Company’s merger or consolidation with or into any other entity or by another entity with or into the Company or the sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (for cash, securities or other consideration) shall not be deemed to be a Liquidation. If the Company enters into any merger or consolidation transaction with or into any other entity and the Company is not the surviving entity in such transaction, the Series A Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Series A Preferred Shares.

Section 2.9       Reports.  Following any such time as the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company shall provide the Series A Holders with the annual and quarterly reports that the Company provides to (1) the holders of the then outstanding capital markets debt securities of the Company or (2) if no such debt securities are outstanding at such time, the lenders under the then outstanding credit facilities of the Company, in each case, within the time periods prescribed and subject to any qualifications or exceptions set forth in the governing documents for such debt securities or credit facilities, as applicable.

Section 2.10     No Mandatory Redemption, Conversion, Exchange or Preemptive Rights.  The Series A Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions, and are not convertible or exchangeable for any other property, interests or securities at the option of holders.  The Series A Preferred Shares do not entitle the holders thereof to any preemptive rights with respect to the issuance of additional Series A Preferred Shares.

Section 2.11      No Other Rights:  The Series A Preferred Shares shall not have any designations, preferences, rights, powers or duties except as set forth in the Operating Agreement or this Series A Preferred Share Designation or as otherwise required by applicable law.

Section 2.12      Forum Selection.  Each person that holds or has held a Series A Preferred Share and each person that holds or has held any beneficial interest in a Series A Preferred Share (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings against the Company, or any Director, officer, employee, control person, underwriter or agent of the Company or its affiliates, asserted under United States federal securities laws, otherwise arising under such laws, or that could have been asserted as a claim arising under such laws, shall be exclusively brought in the federal district courts of the United States of America (except, and only to the extent, that any such claims, actions or proceedings are of a type for which a Member may not waive its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of the Company as set forth under Section 18-109(d) of the Delaware Act); (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; and (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper.

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Section 2.13      Percentage Interest.  The Board of Directors has not established any “Percentage Interest” for the Series A Preferred Shares.

Section 2.14      Book-Entry System.

(a)          All of the Series A Preferred Shares will be represented by a single certificate issued to the Depositary and registered in the name of its nominee (initially, Cede & Co.).  No holder of the Series A Preferred Shares will be entitled to receive a certificate evidencing such Series A Preferred Shares unless (i) otherwise required by law or (ii) the Depositary gives notice of its intention to resign or is no longer eligible to act as such and, in either case, the Company has not selected a substitute Depositary within 60 calendar days thereafter.

ARTICLE III

MISCELLANEOUS

Section 3.1       Construction.   Unless the context requires otherwise:  (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Sections refer to Sections of this Series A Preferred Share Designation; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

Section 3.2        Effectiveness.   Pursuant to Section 3.2(c) of the Operating Agreement, this Series A Preferred Share Designation (or any action of the Board of Directors amending this Series A Preferred Share Designation) shall be effective when a duly executed original of the same is delivered to the Secretary of the Company for inclusion in the permanent records of the Company, and shall be annexed to, and constitute a part of, the Operating Agreement.

Section 3.3        Conflicts.   To the extent that any provision of this Series A Preferred Share Designation conflicts or is inconsistent with the Operating Agreement, the terms of this Series A Preferred Share Designation shall control.

Section 3.4        Governing Law.  This Series A Preferred Share Designation shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

Section 3.5        Invalidity of Provisions.   If any provision of this Series A Preferred Share Designation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Remainder of page intentional left blank.

Annex A - 18

IN WITNESS WHEREOF, this Series A Preferred Share Designation has been executed as of the date first written above.

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

By:	/s/ Scott Christopher
Authorized Officer

ANNEX B

FORTRESS TRANSPORTATION AND INFRASTRUCTURES INVESTORS LLC
SHARE DESIGNATION WITH RESPECT TO THE
SERIES B PREFERRED SHARES

This SHARE DESIGNATION (this “Series B Preferred Share Designation”) of Fortress Transportation and Infrastructures Investors LLC (the “Company”) is dated as of November 27, 2019.  Capitalized terms used in this Series B Preferred Share Designation without definition shall have the respective meanings ascribed thereto in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 27, 2019, as it may be amended, supplemented or restated from time to time (the “Operating Agreement”).

WHEREAS, Section 3.2(c) of the Operating Agreement provides that the Company may, without the consent or approval of any Members, issue additional Shares with such designations, preferences, rights, powers and duties as shall be fixed by the Board of Directors and reflected in a written action or actions approved by the Board of Directors in compliance with Section 5.1 of the Operating Agreement; and

WHEREAS, Section 3.2(e) of the Operating Agreement provides that the Board of Directors may, without the consent or approval of any Members, amend the Operating Agreement and make any filings under the Delaware Act or otherwise to the extent the Board of Directors determines that it is necessary or desirable in order to effectuate any issuance of Shares pursuant to Article III of the Operating Agreement; and

WHEREAS, the Board of Directors has authorized the issuance of a series of Preferred Shares with such designations, preferences, rights, powers and duties as reflected in this Series B Preferred Share Designation.

NOW, THEREFORE, the Board hereby fixes and reflects the designations, preferences, rights, powers and duties of such Preferred Shares as follows:

Annex B - 1

ARTICLE I

DEFINITIONS

Section 1.1        Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Series B Preferred Share Designation:

“Calculation Agent” means the calculation agent for the Series B Preferred Shares, which shall be appointed by the Company prior to the commencement of the Floating Rate Period and shall be a third party independent financial institution of national standing with experience providing services as a calculation agent.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership, limited liability company or business trust, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company; and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person (but excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock).

“Change of Control” means the occurrence of the following:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50.0% of the voting power of the Company’s Voting Stock; or

(b) (i) all or substantially all the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (ii) the Company consolidates, amalgamates or merges with or into another person or any person consolidates, amalgamates or merges with or into the Company, in either case under this clause (b), in one transaction or a series of related transactions in which immediately after the consummation thereof persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Company, or the applicable surviving or transferee person; provided that this clause shall not apply (A) in the case where immediately after the consummation of the transactions Permitted Holders, directly or indirectly, beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee person, or (B) to any consolidation, amalgamation or merger of the Company with or into (1) a corporation, limited liability company or partnership or (2) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50.0% or more of the voting power of the total outstanding Voting Stock of such entity.

Annex B - 2

For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “person” or “group” for purposes of clause (a) of this definition; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

Solely for purposes of this definition, the following definitions shall apply:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Company’s senior unsecured notes” means (a) the Company’s 6.75% Senior Notes due 2022, (b) the Company’s 6.50% Senior Notes due 2025 and (c) any similar series of capital markets debt securities of the Company issued after November 27, 2019.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Fortress” means Fortress Investment Group LLC.

“Management Group” means at any time, the Chairman of the Board of Directors, any President, any Executive Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any of the Company’s subsidiaries at such time.

“Permitted Holders” means, collectively, Fortress, its Affiliates and the Management Group; provided that the definition of “Permitted Holders” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

Annex B - 3

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Restricted Subsidiary” means any “Restricted Subsidiary” under the Company’s senior unsecured notes.

“Subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” means a subsidiary of the Company, 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by the Company or by one or more Wholly-Owned Subsidiaries of the Company.

“Company” has the meaning assigned to such term in the preamble to this Series B Preferred Share Designation.

“Distribution Determination Date” has the meaning assigned to such term in Section 2.3(a) of this Series B Preferred Share Designation.

“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2020, as may be adjusted during the Floating Rate Period pursuant to Section 2.3(b) of this Series B Preferred Share Designation.

Annex B - 4

“Distribution Period” means the period from, and including, each Distribution Payment Date to, but excluding, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which will be the period from, and including, November 27, 2019, to, but excluding, March 15, 2020.

“Fixed Rate Period” has the meaning set forth in Section 2.3(a) of this Series B Preferred Share Designation.

“Floating Rate Period” has the meaning set forth in Section 2.3(a) of this Series B Preferred Share Designation.

“IFA” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”

“Junior Securities” means the Common Shares and any other class or series of the Company’s Capital Stock over which the Series B Preferred Shares have preference or priority in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

“LIBOR Event” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”

“Liquidation” has the meaning assigned to such term in Section 2.8(a) of this Series B Preferred Share Designation.

“London Banking Day” means any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.

“Nonpayment” has the meaning set forth in Section 2.7(b)(i) of this Series B Preferred Share Designation.

“Operating Agreement” has the meaning assigned to such term in the preamble to this Series B Preferred Share Designation.

“Other Voting Preferred Shares” has the meaning assigned to such term in Section 2.7(b) of this Series B Preferred Share Designation.

“Parity Securities” means any class or series of the Company’s Capital Stock that ranks equally with the Series B Preferred Shares in the payment of distributions and in the distribution of assets on the Company’s liquidation, dissolution or winding up.

“Rating Event” means a change by any rating agency to the criteria employed by such rating agency as of November 27, 2019 for purposes of assigning ratings to securities with features similar to the Series B Preferred Shares, which change results in (a) any shortening of the length of time for which the criteria in effect as of November 27, 2019 are scheduled to be in effect with respect to the Series B Preferred Shares, or (b) a lower equity credit being given to the Series B Preferred Shares than the equity credit that would have been assigned to the Series B Preferred Shares by such rating agency pursuant to the criteria in effect as of November 27, 2019.

Annex B - 5

“Senior Securities” means any class or series of the Company’s Capital Stock that has preference or priority over the Series B Preferred Shares in the payment of distributions or in the distribution of assets on the Company’s liquidation, dissolution or winding up.

“Series B Holder” means, with respect to any Series B Preferred Shares, the Record Holder of such Series B Preferred Shares.

“Series B Liquidation Preference” means $25.00 per Series B Preferred Share.

“Series B Nonpayment Board Expansion” has the meaning assigned to such term in Section 2.7(b) of this Series B Preferred Share Designation.

“Series B Nonpayment Directors” has the meaning assigned to such term in Section 2.7(b) of this Series B Preferred Share Designation.

“Series B Nonpayment Meeting” has the meaning assigned to such term in Section 2.7(b) of this Series B Preferred Share Designation.

“Series B Preferred Share” means a 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Share having the designations, preferences, rights, powers and duties set forth in this Series B Preferred Share Designation and the Operating Agreement to which this Series B Preferred Share Designation is a part.

“Series B Record Date” means, with respect to any Distribution Payment Date, the 1st calendar day of the month of such Distribution Payment Date or such other record date fixed by the Board of Directors as the Record Date for such Distribution Payment Date that is not more than 60 nor less than 10 days prior to such Distribution Payment Date.

“Tax Redemption Event” means, after November 27, 2019, due to (a) an amendment to, or a change in official interpretation of, the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) the Company is advised by nationally recognized counsel or a “Big Four” accounting firm that the Company will be treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) the Company files an IRS Form 8832 (or successor form) electing that the Company be treated as an association taxable as a corporation for U.S. Federal income tax purposes.

“Three-Month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period (the “Three-Month LIBOR Rate”), as that rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Distribution Determination Date, provided that:

(a)          If no offered rate is displayed on Bloomberg on page BBAM1 (or any successor or replacement page) on the relevant Distribution Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Company, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

Annex B - 6

(b)           If at least two quotations are not provided pursuant to paragraph (a) of this definition, the Calculation Agent, in consultation with the Company, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Distribution Determination Date for loans in U.S. dollars to leading European banks for a three month period for the applicable Distribution Period in an amount of at least $1,000,000. If three quotations are provided, Three-Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest 0.00001 of 1%) of the quotations provided.

(c)           If at least three quotations are not provided pursuant to paragraph (b) of this definition, Three-Month LIBOR for the next Distribution Period will be equal to Three-Month LIBOR in effect for the then-current Distribution Period or, in the case of the first Distribution Period in the Floating Rate Period, the most recent Three-Month LIBOR Rate on which Three-Month LIBOR could have been determined in accordance with the first sentence of this paragraph had the distribution rate been a floating rate during the Fixed Rate Period.

In the event that Three-Month LIBOR is less than zero, Three-Month LIBOR shall be deemed to be zero.

Notwithstanding the foregoing clauses (a), (b) and (c):

(i)          If the Calculation Agent determines on the relevant Distribution Determination Date that LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities like the Series B Preferred Shares (a “LIBOR Event”), then the Calculation Agent will use a substitute or successor base rate that it has determined, in consultation with the Company, is the most comparable to LIBOR; provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and

(ii)        If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent, in consultation with the Company, may determine what business day convention to use, the definition of business day, the Distribution Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to LIBOR, or any adjustment to the applicable spread thereon, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

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Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that there is no alternative rate that is a substitute or successor base rate for LIBOR, the Calculation Agent may, in its sole discretion, or if the Calculation Agent fails to do so, the Company may, appoint an independent financial advisor (“IFA”) to determine an appropriate alternative rate and any adjustments, and the decision of the IFA will be binding on the Company, the Calculation Agent and the Series B Holders. If a LIBOR Event has occurred, but for any reason an alternative rate has not been determined, an IFA has not determined an appropriate alternative rate and adjustments or an IFA has not been appointed, Three-Month LIBOR for the next Distribution Period to which the Distribution Determination Date relates shall be Three-Month LIBOR as in effect for the then-current Distribution Period; provided, that if this sentence is applicable with respect to the first Distribution Period in the Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Fixed Rate Period will remain in effect during the Floating Rate Period.

“Three-Month LIBOR Rate” has the meaning assigned to such term in the definition of “Three-Month LIBOR.”

ARTICLE II

TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES B PREFERRED SHARES

Section 2.1       Designation. The Series B Preferred Shares are hereby designated and created as a series of Preferred Shares. Each Series B Preferred Share shall be identical in all respects to every other Series B Preferred Share. The Series B Preferred Shares shall not be “Voting Shares” for purposes of the Operating Agreement.

Section 2.2        Initial Issuance; Additional Shares.  The Series B Preferred Shares shall consist of 4,600,000 Series B Preferred Shares as of November 27, 2019. The number of authorized Series B Preferred Shares may from time to time, without the consent or approval of holders of the Series B Preferred Shares, be increased (subject to Section 3.2(d) of the Operating Agreement) or decreased (but not below the number of Series B Preferred Shares then Outstanding) by the Board of Directors.  The Company may, from time to time, without the consent or approval of holders of the Series B Preferred Shares, issue additional Series B Preferred Shares in accordance with Section 3.2(c) of the Operating Agreement; provided that, if the additional Series B Preferred Shares are not fungible for U.S. federal income tax purposes with the Series B Preferred Shares issued on November 27, 2019, the additional shares shall be issued under a separate CUSIP number.  If the Company issues additional Series B Preferred Shares, distributions on those additional Series B Preferred Shares will accrue from the most recent Distribution Payment Date prior to the issuance of such additional Series B Preferred Shares at the then-applicable distribution rate.

Section 2.3        Distributions.

(a)          Distribution Rate.

(i)          Each Series B Holder will be entitled to receive, with respect to each Series B Preferred Share held by such Series B Holder, only when, as, and if declared by the Board of Directors, out of funds legally available for such purpose, cumulative cash distributions based on the Series B Liquidation Preference, at a rate equal to (i) from, and including, November 27, 2019 to, but excluding, December 15, 2024 (the “Fixed Rate Period”), 8.00% per annum, and (ii) beginning December 15, 2024 (the “Floating Rate Period”), Three-Month LIBOR plus a spread of 644.7 basis points per annum.

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(ii)         The distribution rate for each Distribution Period in the Floating Rate Period will be determined by the Calculation Agent using Three-Month LIBOR as in effect on the second London Banking Day prior to the beginning of the Distribution Period, which date is referred to as the “Distribution Determination Date” for the relevant Distribution Period. The Calculation Agent then will add Three-Month LIBOR as determined on the Distribution Determination Date and the spread of 644.7 basis points and that sum will be the distribution rate for the applicable Distribution Period. Once the distribution rate for the Series B Preferred Shares is determined, the Calculation Agent will deliver that information to the Company and the Transfer Agent for the Series B Preferred Shares. Absent manifest error, the Calculation Agent’s determination of the distribution rate for a Distribution Period for the Series B Preferred Shares will be final.

(b)         Distribution Payments.  When, as, and if declared by the Board of Directors, the Company will pay cash distributions on the Series B Preferred Shares quarterly in arrears on each Distribution Payment Date.  The Company will pay cash distributions to the Series B Holders as they appear on the Company’s share register on the applicable Series B Record Date.  So long as the Series B Preferred Shares are held of record by the nominee of the Depositary, distributions declared on the Series B Preferred Shares will be paid to the Depositary in same-day funds on each Distribution Payment Date. The Depositary will credit accounts of its participants in accordance with the Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Shares in accordance with the instructions of such beneficial owners.  If any Distribution Payment Date on or prior to December 15, 2024 is a day that is not a business day, then declared distributions with respect to that Distribution Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Distribution Payment Date after December 15, 2024 is a day that is not a business day, then the Distribution Payment Date will be the immediately succeeding business day, and distributions will accrue to, but not including, the Distribution Payment Date. As used in this Section 2.3(b), “business day” means, (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed and, (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in that city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.

(c)         Conventions.  The Company will calculate distributions on the Series B Preferred Shares for the Fixed Rate Period on the basis of a 360-day year consisting of twelve 30-day months.  The Company will calculate distributions on the Series B Preferred Shares for the Floating Rate Period on the basis of the actual number of days in a Distribution Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

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(d)          Terms of Accrual.  With respect to Series B Preferred Shares that are redeemed, distributions on such Series B Preferred Shares will cease to accrue after the applicable redemption date, unless the Company defaults in the payment of the redemption price of such Series B Preferred Shares called for redemption. Distributions on the Series B Preferred Shares will accrue from November 27, 2019 or the most recent Distribution Payment Date on which all accrued distributions have been paid, as applicable, whether or not the Company has earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears, and Series B Holders will not be entitled to any distribution, whether payable in cash, property, or shares, in excess of full cumulative distributions described in Section 2.3(a) of this Series B Preferred Share Designation and this Section 2.3(d).

(e)         Limitations following Non-Payment of Distributions.  While any Series B Preferred Shares remain Outstanding, unless the full cumulative distributions for all past Distribution Periods on all Outstanding Series B Preferred Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside:

(i)          no distribution will be declared and paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities);

(ii)         no Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by the Company, or any of its subsidiaries, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange for or conversion into Junior Securities, through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities or pursuant to a contractually binding requirement to buy Junior Securities pursuant to a binding agreement existing prior to November 27, 2019), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company or any of its subsidiaries; and

(iii)        no Parity Securities will be repurchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries (other than pursuant to pro rata offers to purchase or exchange all, or a pro rata portion of Series B Preferred Shares and such Parity Securities or as a result of a reclassification of Parity Securities for or into other Parity Securities, or by conversion into or exchange for other Parity Securities or Junior Securities).

The foregoing limitations in clauses (i), (ii) and (iii) of this Section 2.3(e)  shall not apply to (A) purchases or acquisitions of, or cash settlement in respect of, Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Company’s employment, severance, or consulting agreements) of the Company or of any of the Company’s subsidiaries and (B) any distribution in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan.

(f)          Shorter Distribution Periods for Junior Securities or Parity Securities.  To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the Distribution Period applicable to the Series B Preferred Shares (e.g., monthly rather than quarterly), the Board of Directors may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the Board of Directors expects to have sufficient funds to pay the full cumulative distributions in respect of the Series B Preferred Shares on the next Distribution Payment Date.

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(g)          Distributions in Arrears.

(i)          Accumulated distributions in arrears on Series B Preferred Shares for any past Distribution Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Distribution Payment Date, to Series B Holders on the Record Date for such payment, which may not be less than 10 days before such distribution.  Any such payment shall be made in accordance with Section 2.3(b).

(ii)        Subject to the next succeeding sentence, if all accumulated distributions in arrears on all Series B Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective Distribution Payment Dates, commencing with the earliest Distribution Payment Date. If less than all distributions payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such Series B Preferred Shares and Parity Securities at such time.

(h)          Distributions on Junior Securities.  Subject to the conditions described in Sections 2.3(e) and 2.3(f) of this Series B Preferred Share Designation, and not otherwise, distributions (payable in cash, shares, or otherwise), as may be determined by the Board of Directors, may be declared and paid on the Common Shares and any other Junior Securities from time to time out of any funds legally available for such payment, and the Series B Holders will not be entitled to participate in those distributions.

(i)          The Company intends to treat the right to cumulative cash distributions described in Section 2.3(a) of this Series B Preferred Share Designation (when declared or, if undeclared, upon a redemption of the Series B Preferred Shares or a liquidation of the Company) as a “guaranteed payment” within the meaning of Section 707(c) of the Code.

Section 2.4        Rank.

(a)          With respect to the payment of distributions and rights (including redemption rights) upon the Company’s liquidation, dissolution or winding up, the Series B Preferred Shares shall rank:

(i)          senior and prior to the Common Shares and any class or series of Preferred Shares that by its terms is designated as ranking junior to the Series B Preferred Shares;

(ii)         pari passu with any class or series of Preferred Shares that by its terms is designated as ranking equal to the Series B Preferred Shares or does not state that it is junior or senior to the Series B Preferred Shares; and

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(iii)        junior to any class or series of Preferred Shares that is expressly designated as ranking senior to the Series B Preferred Shares (subject to receipt of any requisite consents prior to issuance).

Section 2.5        Optional Redemption; Distribution Rate Step-Up following a Change of Control.

(a)          Optional Redemption on or after December 15, 2024.  The Company may redeem the Series B Preferred Shares, in whole or in part, at its option, at any time or from time to time on or after December 15, 2024, at a redemption price equal to $25.00 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.

(b)         Optional Redemption Following a Rating Event.  At any time within 120 days after the conclusion of any review or appeal process instituted by the Company following the occurrence of a Rating Event, the Company may, at its option, redeem the Series B Preferred Shares in whole, but not in part, prior to December 15, 2024, at a redemption price per Series B Preferred Share equal to $25.50, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.

(c)          Optional Redemption following a Tax Redemption Event.  If a Tax Redemption Event occurs, the Company may, at its option, redeem the Series B Preferred Shares, in whole but not in part, prior to December 15, 2024 and  within 60 days after the occurrence of such Tax Redemption Event, at a redemption price of $25.25 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared.

(d)         Optional Redemption following a Change of Control; Distribution Rate Step-Up following a Change of Control.  If a Change of Control occurs, the Company may, at its option, redeem the Series B Preferred Shares, in whole but not in part, prior to December 15, 2024 and within 60 days after the occurrence of such Change of Control, at a redemption price of $25.25 per Series B Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon, if any, to, but excluding, the date of redemption, whether or not declared. If a Change of Control occurs (whether before, on or after December 15, 2024) and the Company does not give notice prior to the 31st day following the Change of Control to redeem all the Outstanding Series B Preferred Shares, the distribution rate per annum on the Series B Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control.

Section 2.6        Redemption Procedures.

(a)         If the Company elects to redeem any Series B Preferred Shares, the Company will provide notice to the Series B Holders of the Series B Preferred Shares to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the Series B Preferred Shares are held in book-entry form through the Depositary, the Company may give this notice in any manner permitted by the Depositary).  Any notice given as provided in this Section 2.6 will be conclusively presumed to have been duly given, whether or not the Series B Holder receives such notice, and any defect in such notice or in the provision of such notice to any Series B Holder of Series B Preferred Shares designated for redemption will not affect the redemption of any other Series B Preferred Shares.  Each notice of redemption shall state:

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(i)          the redemption date;

(ii)         the redemption price;

(iii)        if fewer than all Series B Preferred Shares are to be redeemed, the number of Series B Preferred Shares to be redeemed; and

(iv)        the manner in which the Series B Holders of Series B Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.

(b)          If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been deposited by the Company in trust with a bank or the Depositary for the benefit of the Series B Holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date such Series B Preferred Shares will no longer be deemed Outstanding for any purpose, all distributions with respect to such Series B Preferred Shares shall cease to accrue after the redemption date and all rights of the Series B Holders of such Series B Preferred Shares will terminate, except the right to receive the redemption price, without interest.

(c)          In the case of any redemption of only part of the Series B Preferred Shares at the time Outstanding, the Series B Preferred Shares to be redeemed will be selected either pro rata or by lot.  Subject to the provisions of this Series B Preferred Share Designation and applicable law, the Board of Directors will have the full power and authority to prescribe the terms and conditions upon which Series B Preferred Shares may be redeemed from time to time.

(d)          Any redemption of the Series B Preferred Shares pursuant to Section 2.5 shall be effected only out of funds legally available for such purpose.

Section 2.7         Voting Rights.

(a)          Generally No Voting Rights; Votes Per Share.  Notwithstanding any provision in the Operating Agreement to the contrary, Series B Holders will not have any voting rights, except as set forth in this Section 2.7 or as otherwise required by applicable law. To the extent that Series B Holders are entitled to vote, each Series B Holder will have one vote per Series B Preferred Share, except that when Parity Securities have the right to vote with the Series B Preferred Shares as a single class on any matter, the Series B Preferred Shares and such Parity Securities will have one vote for each $25.00 of liquidation preference (for the avoidance of doubt, excluding accumulated distributions).

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(b)          Voting Rights Upon Nonpayment of Distributions.

(i)          Whenever distributions on any Series B Preferred Shares are in arrears for six or more quarterly Distribution Periods, whether or not consecutive (a “Nonpayment”), the number of Directors then constituting the Board of Directors will be automatically increased by two (any such increase, a “Series B Nonpayment Board Expansion”) if not already increased by two by reason of the election of Directors by the holders of any Other Voting Preferred Shares and the holders of the Series B Preferred Shares, voting together as a single class.  The Series B Holders, voting together as a single class with the holders of any series of Parity Securities then Outstanding upon which like voting rights have been conferred and are exercisable (any such series, “Other Voting Preferred Shares”), will be entitled to vote, by the affirmative vote of a majority of the votes entitled to be cast, for the election of those two additional Directors (“Series B Nonpayment Directors”) at a special meeting of the Series B Holders (any such meeting, a “Series B Nonpayment Meeting”) and the holders of such Other Voting Preferred Shares and at each subsequent annual meeting of Common Members at which such Series B Nonpayment Directors are up for re-election; provided that when all distributions accumulated on the Series B Preferred Shares for all past Distribution Periods and the then current Distribution Period shall have been fully paid, the right of Series B Holders to elect any Directors will cease and, unless there are any Other Voting Preferred Shares that are then entitled to vote for the election of Directors, the term of office of the Series B Nonpayment Directors will forthwith terminate, the Series B Nonpayment Directors elected by Series B Holders shall immediately resign and the number of Directors constituting the Board of Directors shall be reduced accordingly. However, the right of the Series B Holders and holders of any Other Voting Preferred Shares to elect two additional Directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as set forth in this Section 2.7(b)(i). In no event shall the Series B Holders be entitled pursuant to these voting rights to elect a Director that would cause the Company to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of the Company’s Capital Stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of Directors elected by Series B Holders and holders of any Other Voting Preferred Shares exceed two.

(ii)         Following a Nonpayment, the Company may (in accordance with Section 11.1(c) of the Operating Agreement), and upon the written request of any Series B Holders (addressed to the Company) shall, call a Series B Nonpayment Meeting for the election of the Series B Nonpayment Directors by the Series B Holders and the Other Voting Preferred Shares.  The Company shall, in its sole discretion, determine a date and a Record Date for such Series B Nonpayment Meeting, provide notice of such Series B Nonpayment Meeting and conduct such Series B Nonpayment Meeting, in each case applying procedures consistent with Article XI of the Operating Agreement.  Any subsequent annual meeting of Common Members at which such Series B Nonpayment Directors are up for re-election shall be called and held applying procedures consistent with Article XI of the Operating Agreement as if references to (A) Members and Common Members and (B) Outstanding Voting Shares were, solely with respect to the Series B Nonpayment Directors, references to Series B Holders and to Series B Preferred Shares, mutatis mutandis.

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(iii)        If, at any time when the voting rights conferred upon the Series B Preferred Shares are exercisable, any vacancy in the office of a Director elected pursuant to the procedures described in this Section 2.7(b) shall occur, then such vacancy may be filled only by the remaining Director or by the affirmative vote of a majority of the votes entitled to be cast by the Series B Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series B Holders and holders of any such Other Voting Preferred Shares.  Any Director elected or appointed pursuant to the procedures described in this Section 2.7(b) may be removed at any time, with or without cause, only by the affirmative vote of Series B Holders and holders of all Other Voting Preferred Shares, acting as a single class at a special meeting of Series B Holders and holders of any such Other Voting Preferred Shares, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the Series B Holders and holders of Other Voting Preferred Shares that are then entitled to vote for the election of Directors, and may not be removed by the holders of the Common Shares.

(c)          Additional Voting Rights.  While any Series B Preferred Shares remain Outstanding, the Company will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series B Preferred Shares and all Other Voting Preferred Shares, acting as a single class, (i) authorize, create or issue any Senior Securities or reclassify any authorized Capital Stock into any Senior Securities or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or (ii) amend, alter or repeal any provision of the Operating Agreement (including this Series B Preferred Share Designation), including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series B Preferred Shares; provided that in the case of the foregoing clause (ii), if such amendment affects materially and adversely the rights, designations, preferences, powers and duties of one or more but not all of the classes or series of the Other Voting Preferred Shares (including the Series B Preferred Shares for this purpose), only the consent of the holders of at least 66 2/3% in voting power of the Outstanding shares of the classes or series so affected, voting as a class, shall be required in lieu of (or, if such consent shall be required by law, in addition to) the consent of the holders of 66 2/3% of the Other Voting Preferred Shares (including the Series B Preferred Shares for this purpose) as a class. Any such vote of the Series B Holders shall be called and held in accordance with Section 9.1 of the Operating Agreement, applying procedures consistent with Article XI of the Operating Agreement as if references to (A) Members and Common Members and (B) Outstanding Voting Shares were, solely with respect to such matters to be voted on by the Series B Holders, references to Series B Holders and to Series B Preferred Shares, mutatis mutandis.

(d)          Creation and Issuance of Parity Securities and Junior Securities.  The Company may create additional series or classes of Parity Securities and Junior Securities and issue additional classes or series of Parity Securities and Junior Securities without notice to or the consent of any Series B Holders; provided, however, that, in the case of Parity Securities, the full cumulative distributions for all past Distribution Periods on all Outstanding Series B Preferred Shares shall have been, or contemporaneously are, declared and paid in full or declared and a sum sufficient for the payment of those distributions has been set aside.

(e)         No Voting Rights Following Certain Redemption Events.  The voting rights of the Series B Holders shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all Outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and the Company shall have set aside sufficient funds for the benefit of Series B Holders to effect the redemption.

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(f)          Notwithstanding anything to the contrary in this Section 2.7, none of the following will be deemed to affect the powers, preferences or special rights of the Series B Preferred Shares:

(i)          any increase in the amount of authorized Common Shares or authorized Preferred Shares, or any increase or decrease in the number of shares of any series of Preferred Shares, or the authorization, creation and issuance of other classes or series of Capital Stock, in each case ranking on parity with or junior to the Series B Preferred Shares as to distributions or distribution of assets upon the Company’s liquidation, dissolution or winding up;

(ii)         a merger or consolidation of the Company with or into another entity in which the Series B Preferred Shares remain Outstanding with identical terms as existing immediately prior to such merger or consolidation; and

(iii)        a merger or consolidation of the Company with or into another entity in which the Series B Preferred Shares are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical (other than the identity of the issuer) to the terms of the Series B Preferred Shares.

Section 2.8        Liquidation Rights.

(a)          Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up (“Liquidation”), the Series B Holders shall be entitled to be paid out of the Company’s assets legally available for distribution to the Members, before any distribution of assets is made to holders of the Common Shares or any other Junior Securities, a liquidating distribution in the amount of the Series B Liquidation Preference per Series B Preferred Share, plus an amount equal to accumulated and unpaid distributions thereon, if any, to, but excluding, the date of such liquidation distribution, whether or not declared, plus the sum of any declared and unpaid distributions for Distribution Periods prior to the Distribution Period in which the liquidation distribution is made and any declared and unpaid distributions for the then current Distribution Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment to the Series B Holder of the full amount of the liquidating distributions to which the Series B Holders are entitled, the Series B Holders shall have no right or claim to any of the Company’s remaining assets.

(b)          Distributions to Series B Holders will be made only to the extent that the Company’s assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series B Preferred Shares. If, in the event of a Liquidation, the Company is unable to pay full liquidating distributions to the Series B Holders in accordance with the foregoing provisions of this Section 2.8 and to all Parity Securities in accordance with the terms thereof, then the Company shall distribute its assets to those holders ratably in proportion to the liquidating distributions which they would otherwise have received.

(c)          Nothing in this Section 2.8 shall entitle the Series B Holders to be paid any amount upon the occurrence of a Liquidation until holders of any classes or series of Senior Securities ranking, as to the distribution of assets upon a Liquidation, senior to the Series B Preferred Shares have been paid all amounts to which such classes or series of Senior Securities are entitled.

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(d)         For the purposes of this Series B Preferred Share Designation, the Company’s merger or consolidation with or into any other entity or by another entity with or into the Company or the sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (for cash, securities or other consideration) shall not be deemed to be a Liquidation. If the Company enters into any merger or consolidation transaction with or into any other entity and the Company is not the surviving entity in such transaction, the Series B Preferred Shares may be converted into shares of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Series B Preferred Shares.

Section 2.9       Reports.  Following any such time as the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company shall provide the Series B Holders with the annual and quarterly reports that the Company provides to (1) the holders of the then outstanding capital markets debt securities of the Company or (2) if no such debt securities are outstanding at such time, the lenders under the then outstanding credit facilities of the Company, in each case, within the time periods prescribed and subject to any qualifications or exceptions set forth in the governing documents for such debt securities or credit facilities, as applicable.

Section 2.10     No Mandatory Redemption, Conversion, Exchange or Preemptive Rights.  The Series B Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provisions, and are not convertible or exchangeable for any other property, interests or securities at the option of holders.  The Series B Preferred Shares do not entitle the holders thereof to any preemptive rights with respect to the issuance of additional Series B Preferred Shares.

Section 2.11      No Other Rights:  The Series B Preferred Shares shall not have any designations, preferences, rights, powers or duties except as set forth in the Operating Agreement or this Series B Preferred Share Designation or as otherwise required by applicable law.

Section 2.12      Forum Selection.  Each person that holds or has held a Series B Preferred Share and each person that holds or has held any beneficial interest in a Series B Preferred Share (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings against the Company, or any Director, officer, employee, control person, underwriter or agent of the Company or its affiliates, asserted under United States federal securities laws, otherwise arising under such laws, or that could have been asserted as a claim arising under such laws, shall be exclusively brought in the federal district courts of the United States of America (except, and only to the extent, that any such claims, actions or proceedings are of a type for which a Member may not waive its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of the Company as set forth under Section 18-109(d) of the Delaware Act); (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; and (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper.

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Section 2.13      Percentage Interest.  The Board of Directors has not established any “Percentage Interest” for the Series B Preferred Shares.

Section 2.14      Book-Entry System.

(a)         All of the Series B Preferred Shares will be represented by a single certificate issued to the Depositary and registered in the name of its nominee (initially, Cede & Co.).  No holder of the Series B Preferred Shares will be entitled to receive a certificate evidencing such Series B Preferred Shares unless (i) otherwise required by law or (ii) the Depositary gives notice of its intention to resign or is no longer eligible to act as such and, in either case, the Company has not selected a substitute Depositary within 60 calendar days thereafter.

ARTICLE III

MISCELLANEOUS

Section 3.1       Construction.   Unless the context requires otherwise:  (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Sections refer to Sections of this Series B Preferred Share Designation; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

Section 3.2        Effectiveness.   Pursuant to Section 3.2(c) of the Operating Agreement, this Series B Preferred Share Designation (or any action of the Board of Directors amending this Series B Preferred Share Designation) shall be effective when a duly executed original of the same is delivered to the Secretary of the Company for inclusion in the permanent records of the Company, and shall be annexed to, and constitute a part of, the Operating Agreement.

Section 3.3        Conflicts.   To the extent that any provision of this Series B Preferred Share Designation conflicts or is inconsistent with the Operating Agreement, the terms of this Series B Preferred Share Designation shall control.

Section 3.4        Governing Law.  This Series B Preferred Share Designation shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

Section 3.5        Invalidity of Provisions.   If any provision of this Series B Preferred Share Designation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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Annex B - 18

IN WITNESS WHEREOF, this Series B Preferred Share Designation has been executed as of the date first written above.

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

By:	/s/ Scott Christopher
Authorized Officer